Exhibit 2.2

EXECUTION VERSION

TENDER OFFER AGREEMENT

between

SYMPHONY INVESTORS LLC,

SUPERVALU INC.

and

CERBERUS CAPITAL MANAGEMENT, L.P.

dated as of

January 10, 2013

ii

Section 7.08.	Severability	67
Section 7.09.	Assignment	67
Section 7.10.	Remedies	68
Section 7.11.	Specific Performance	68
Section 7.12.	Counterparts; Effectiveness	68
Section 7.13.	Expenses	68
Section 7.14.	Amendment	69
Section 7.15.	Extension; Waiver	69

EXHIBITS

Exhibit A — Conditions to Offer
Exhibit B — Employment Letter
Exhibit C — Equity Commitment Letter
Exhibit D — Limited Guarantee

iii

TENDER OFFER AGREEMENT

This Tender Offer Agreement (this “Agreement”), is entered into as of January 10, 2013 between Symphony Investors LLC, a Delaware limited liability company (“Offeror”), Supervalu Inc., a Delaware corporation (the “Company”) and, solely for purposes of Section 2.09, Section 2.10 and Section 5.04, Cerberus Capital Management, L.P., a Delaware limited partnership (“Sponsor”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 7.01 hereof.

RECITALS

WHEREAS, Offeror desires to acquire up to 30% of the issued and outstanding common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof and pursuant to this Agreement, Offeror has agreed to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase 30% of the issued and outstanding Company Common Stock as of immediately prior to the Expiration Time (the “Offer Cap”) at a price per share of Company Common Stock of $4.00 (such amount or any higher amount per share that may be paid pursuant to the Offer, the “Offer Price”), net to the sellers in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof and pursuant to this Agreement, the Company has agreed to issue and sell, and Offeror has agreed to purchase, additional shares of Company Common Stock if Offeror acquires fewer shares of Company Common Stock in the Offer than would be permitted under the Offer Cap;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, AB Acquisition LLC, a Delaware limited liability company (“ABS”) has entered into a Stock Purchase Agreement (the “SPA”), dated as of the date hereof, by and between ABS and the Company, pursuant to which, among other things, immediately prior to the consummation of the transactions contemplated by the APA (as defined below), the Company will sell all of the outstanding capital stock of New Albertson’s, Inc., an Ohio corporation (“NAI”) to ABS upon the terms and subject to the conditions set forth in the SPA (the “Stock Purchase”);

WHEREAS, ABS will enter into an Asset Purchase Agreement (the “APA”), by and between ABS, NAI and the direct and indirect subsidiaries of NAI listed on Annex A thereto, pursuant to which, among other things, ABS will purchase from NAI and those of its subsidiaries the Albertson’s Business (as defined therein) upon the terms and subject to the conditions set forth in the APA (the “Asset Purchase”) immediately following the consummation of the Stock Purchase and the Offer;

WHEREAS, the board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein approved this Agreement and the transactions contemplated hereby, including the Offer, in each case on the terms and subject to the conditions of this Agreement and the SPA; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the transactions contemplated hereby and also to prescribe certain conditions to the Offer.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE OFFER

Section 1.01.        The Offer.

(a)           Provided that this Agreement shall not have been terminated pursuant to Article VI, Offeror shall use its reasonable best efforts to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer as promptly as practicable (but in any event within ten (10) Business Days) after the date hereof.

(b)           The obligation of Offeror to accept for payment and pay for any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be subject to the satisfaction, or waiver by Offeror in accordance with the terms hereof, of the other conditions and requirements set forth in Exhibit A, as such conditions may be modified in accordance with this Agreement ( the “Offer Conditions”).  Subject to the prior satisfaction, or waiver by Offeror in accordance with the terms hereof, of the Offer Conditions as of the Expiration Time, Offeror shall consummate the Offer in accordance with its terms and accept for payment and pay for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time, subject to the Offer Cap and Section 1.01(f).  The Offer Price payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid  to the sellers in cash, without interest (subject to any withholding of tax pursuant to Section 1.05), on the terms and subject to the conditions set forth in this Agreement as soon as practicable after the Expiration Time (as the same may be extended or required to be extended).

(c)           The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions.  Offeror expressly reserves the right (in its sole discretion) to waive, in whole or in part, any Offer Condition or to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or as previously approved in writing by the Company, Offeror shall not (i) reduce the Offer Price or change the form of consideration payable in the Offer (other than by adding consideration), (ii) change or modify the Offer Cap, (iii) add to the Offer Conditions, (iv) waive, modify or change the Offer Conditions set forth in paragraphs (a), (b),

(d) or (f) of Exhibit A, (v) waive, modify or change any other Offer Condition in any manner adverse to any shareholders of the Company, (vi) except as otherwise provided in this Section 1.01, extend or otherwise change the expiration date of the Offer or (vii) otherwise amend, modify or supplement any of the other terms of the Offer.

(d)           Subject to the terms and conditions of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) Business Days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”), except as may otherwise be required by applicable Law, or, in the event the Initial Expiration Time has been extended in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”).

(e)           Notwithstanding anything in this Agreement to the contrary, unless this Agreement has been terminated in accordance with its terms, Offeror shall (i) extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days (or such longer period as the parties hereto may agree) each, if on any then-scheduled Expiration Time any of the Offer Conditions shall not be satisfied or waived; (ii) extend the Offer, at the request of the Company, in accordance with Section 5.03(b)(i)(z); and (iii) extend the Offer for the minimum period required by applicable Law, any interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff thereof or the New York Stock Exchange (“NYSE”) applicable to the Offer, and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall have expired or been terminated; provided, however, that in no event (A) shall Offeror be required to extend the Offer beyond July 10, 2013 (the “Outside Date”) or (B) shall this Section 1.01(e) be construed or deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to Article VI.

(f)            On the terms and subject to the satisfaction or waiver in accordance with the terms hereof by Offeror of the Offer Conditions as of the Expiration Time, Offeror shall accept and pay the Offer Price (subject to any withholding of tax pursuant to Section 1.05) pursuant to Section 1.01(b) for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Time (as it may be extended and re-extended in accordance with this Section 1.01); provided that, notwithstanding anything herein to the contrary, subject to the satisfaction, or waiver in accordance with the terms hereof, by Offeror of the Offer Conditions as of the Expiration Time, in the event that shares of Company Common Stock representing more than the Offer Cap are validly tendered in the Offer and not validly withdrawn, Offeror shall purchase from each tendering stockholder such tendering stockholder’s pro rata portion of the total number of shares of Company Common Stock validly tendered, such that 30% of the issued and outstanding Company Common Stock as of immediately prior to the Expiration Time is acquired pursuant to the Offer.  Acceptance for payment of shares of Company Common Stock pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(g)           Notwithstanding anything in this Agreement or the SPA to the contrary Offeror shall not terminate the Offer except as provided in Article VI.  If the Offer is terminated or withdrawn by Offeror in accordance with this Agreement, or this Agreement is terminated pursuant to Article VI, prior to the acceptance for payment of the Company Common Stock tendered in the Offer, Offeror shall promptly return (and in any event within three (3) Business Days), and shall cause any depository acting on behalf of Offeror to promptly return, all tendered Company Common Stock to the registered holders thereof.

(h)           As soon as practicable on the date of the commencement of the Offer, Offeror shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”).  The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, the “Offer Documents”).  The Company shall promptly furnish to Offeror in writing all information concerning the Company and its Subsidiaries that may be required by applicable Laws or reasonably requested by Offeror for inclusion in the Offer Documents.  Offeror shall take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act.  Offeror, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law.  Offeror shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act.  Offeror shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand, relating to the Offer Documents.  Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Offeror shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Offeror shall  give reasonable and good faith consideration to any such comments (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable).

Section 1.02.        Company Actions.

(a)           On the date the Schedule TO is filed with the SEC (so long as the Company is given at least five (5) Business Days’ notice of such date), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”)).  The Company shall take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act.  Offeror shall promptly furnish to the Company in writing all information concerning Offeror that may be required by applicable Law or reasonably requested by the Company for inclusion in the Schedule 14D-9.  The Company, on the one hand, and Offeror, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law.  The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act.  The Company shall promptly notify Offeror upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Offeror with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, relating to the Schedule 14D-9.  Unless the Company Board has effected a Change in Recommendation, (i) prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Offeror and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable and good faith consideration to any such comments (it being understood that Offeror and its counsel shall provide any comments thereon as soon as reasonably practicable) and (ii) the Company hereby consents to the inclusion in the Offer Documents of any recommendation of the Company Board contained in the Schedule 14D-9.

(b)           In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Offeror mailing labels, available security position listings and any other available listings or computer files containing the names and addresses of all record holders or beneficial owners of the shares of Company Common Stock, in each case as of the most recent practicable date, and shall furnish Offeror with such information and assistance (including lists of record holders or beneficial owners of the shares of Company Common Stock, updated from time to time upon Offeror’s or its agents’ reasonable request, and the addresses, mailing labels and lists of security positions of such record holders or beneficial owners) as Offeror or its agents may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the shares of Company Common Stock.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the other transactions contemplated hereby, Offeror shall hold in confidence the information contained in any such labels, listings and files in accordance with the Confidentiality Agreement and shall use such information only in connection with the Offer and, if this Agreement shall be terminated, shall promptly deliver (and shall use its respective commercially reasonable efforts to cause its agents and Representatives to deliver) to the Company or destroy all copies and any extract or summaries of such information then in their possession or control.

Section 1.03.        Issuance of Stock.

(a)           Simultaneously with, or substantially contemporaneously with, the Offer Closing, or if no shares of Company Common Stock are tendered, immediately following the Expiration Time, and in any event substantially concurrently with consummation of the Stock Purchase, if the number of shares of Company Common Stock validly tendered in the Offer and not validly withdrawn (the “Tendered Share Amount”) represents less than the Offer Cap, then subject to the satisfaction, or waiver by Offeror in accordance with the terms hereof, of the Offer

Conditions, the Company shall issue and sell to Offeror, and Offeror shall purchase from the Company (the “Issuance”), at a price per share of Company Common Stock equal to the Offer Price, a number (which may be zero in accordance with the following provisions of this sentence) (the “Issued Share Amount”) of additional shares of Company Common Stock (the “Issued Shares”) that is not less than the excess, if any, of (i) 19.9% of the number of shares of issued and outstanding Company Common Stock as of immediately prior to the Expiration Time over (ii) the Tendered Share Amount, and that is not greater than the lowest of (A) the excess, if any, of (x) the number of shares represented by the Offer Cap over (y) the Tender Shares Amount, (B) 19.9% of the number of shares of issued and outstanding Company Common Stock as of immediately prior to the Expiration Time, and (C) a number of shares of Company Common Stock that, together with the Tendered Share Amount, equals 62,500,000; provided that the Company shall have the right to determine, in its sole discretion, the Issued Share Amount subject to the foregoing parameters (it being understood and agreed, that in the event of an Issuance, subject to Offeror’s compliance with its obligations hereunder, in no event will the Offeror be issued shares of Company Common Stock in an amount less than (i) 19.9% of the number of shares of issued and outstanding Company Common Stock as of immediately prior to the Expiration Time over (ii) the Tendered Share Amount).

(b)           At the time of the Issuance, (i) Offeror shall deliver by wire transfer of immediately available United States funds to the Company an amount equal to the Issued Share Amount multiplied by the Offer Price, and (ii) the Company shall deliver to Offeror a certificate or evidence of book-entry transfer representing the Issued Shares.

Section 1.04.        Governance Rights.

(a)           So long as Offeror shall have complied with its obligations pursuant to Section 1.03, effective upon the Offer Closing:

(i)            five incumbent directors on the Company Board identified by the Company Board shall resign from the Company Board effective as of such time;

(ii)           Offeror shall have the right to designate three directors to the Company Board (the “Offeror Designees”), which Offeror Designees shall include Robert G. Miller (as non-executive Chairman of the Company Board); provided that no person may be named as an Offeror Designee who does not meet (x) all legal and regulatory requirements generally applicable to the Company’s directors and director nominees and (y) the Company’s currently in effect internal corporate governance requirements generally applicable to the Company’s directors and director nominees, a copy of which requirements has been made available to Offeror prior to the date hereof; provided, further that in no event shall any person’s relationship with the Sponsor or Offeror or any of their respective Affiliates be considered to disqualify such person from being a member of the Company Board under this clause (y);

(iii)          the remaining directors on the Company Board shall appoint two of the Offeror Designees (as selected by Offeror) to fill the vacancies resulting from the foregoing resignations and decrease the size of the Company Board by three directors; and

(iv)          the Company Board shall remove Wayne C. Sales from his position as Chief Executive Officer of the Company, effective as of the Offer Closing, and the Company Board shall appoint Sammy K. Duncan to serve as Chief Executive Officer (on the terms and conditions of employment set forth in the employment letter between the Company and Mr. Duncan attached as Exhibit B hereto).

(b)           Subsequent to the appointment of two of the Offeror Designees to the Company Board, the Company Board shall initiate a search through a nationally recognized search firm for two additional members of the Company Board.  After consideration of the recommendations of such search firm as well as recommendations made by Company Board members, the Company Board shall expand the size of the Company Board by four directors and appoint Mr. Duncan, the Offeror Designee not previously appointed to the Company and two additional members to the Company Board to fill the resulting vacancies on such Company Board (such two additional members, the “Additional Directors” and, together with Mr. Duncan and the Offeror Designees, the “New Directors”).

(c)           The Company agrees that (i) each New Director shall be entitled to the same rights, protections (including regarding indemnification and liability insurance), privileges and compensation as the remaining members of the Company Board, including with respect to reimbursement for Company Board members’ participation and related expenses, and (ii) subject to applicable NYSE regulations, the Offeror Designees shall be appointed to the Finance, Corporate Governance and Nominating and Leadership Development and Compensation Committees of the Company Board such that the total number of Offeror Designees serving on each such committee is substantially equivalent (as close as reasonably practicable, but in no event less than one; provided that such membership would not violate applicable securities laws or stock exchange or stock market rules, and where such membership would violate any such laws or rules, the applicable Offeror Designee shall be entitled to attend all committee meetings (in person or otherwise) in the capacity of a non-voting observer and shall be furnished with notice of such meetings and copies of all materials provided to such meeting members concurrently with the members of such committees) to (x) (A) the then total number of Offeror Designees serving on the Company Board divided by (B) the then total number of Company Board members, multiplied by (y) the then total number of Company Board members serving on such committee.  The rights of Offer Designees pursuant to this Section 1.04(c) shall continue until the second anniversary of the Offer Closing Date (or until any earlier material breach by Offeror or its Affiliates of their obligations under this Section 2.09 or Section 2.10).  The Additional Directors shall be appointed to committees of the Company Board in accordance with the qualifications and skills of such Additional Directors.

(d)           The Company and the Company Board shall take all or cause to be taken all lawful action necessary or appropriate to ensure that the terms of this Section 1.04 are implemented to the fullest extent permitted by applicable Law.

(e)           None of the Company or any of its Subsidiaries shall engage in any business transaction (or series of related transactions) involving consideration payable by or to the Company or any of its subsidiaries in excess of $120,000 with Offeror, any Offeror Designee, or any Affiliate of the Offeror or any Offeror Designee (an “Interested Transaction”) unless such transaction is approved by a majority of the directors that are not Offeror Designees;

it being understood and agreed that the business transactions contemplated by the Transaction Documents and any merchandising, procurement, vendor and services contracts entered into with third parties in the ordinary course under which the Company and Offeror purchase jointly are hereby approved for purposes of this Section 1.04(e).

(f)            For the avoidance of doubt, the Company shall be deemed to have satisfied its obligations hereunder, and no Offer Condition or other condition herein shall be deemed not to have been satisfied, if the Company has confirmed in writing that it is ready to appoint the Offeror Designees and Mr. Duncan (on terms and conditions of employment of Mr. Duncan set forth in the employment letter between the Company and Mr. Duncan attached as Exhibit B hereto) and any such proposed persons do not accept such appointment.

(g)           Each of the Offeror Designees shall hold office until his or her term expires and such Offeror Designee’s successor has been duly elected and qualified or until such Offeror Designee’s earlier death, resignation or removal.  Following the Offer Closing until the second anniversary of the Offer Closing Date (the “Required Nomination Period”), in connection with each annual meeting of the Company’s stockholders during the Required Nomination Period and subject to the restrictions in the proviso in clause (ii) of Section 1.04(a) and compliance in all material respects by Offeror or its Affiliates of their obligations under this Section 2.09 or Section 2.10, the Company shall nominate the Offeror Designees for reelection to the Company Board and shall take all reasonable and lawful actions necessary or advisable to cause the Company Board to recommend that the Company’s stockholders vote “FOR” the election of the Offeror Designees.  Offeror (and any Affiliates of Offeror to which shares of Company Common Stock are transferred pursuant to Section 2.10(d)(i)) shall vote any and all Company Common Stock entitled to be voted thereat, or to cause such shares to be voted (i) during the Required Nomination Period, in favor of the election of each director (other than the Offeror Designees) recommended by the Company Board and (ii) during the Required Nomination Period and any period in which an Offeror Designee is serving a term of directorship on the Company Board with respect to which term the Company nominated and recommended such Offeror Designee pursuant to the immediately preceding sentence, otherwise in accordance with the recommendation of the Company Board.  During the Required Nomination Period, any vacancy caused by the death, disability, resignation or removal of an Offeror Designee shall be filled by the Company Board with an individual designated by Offeror who, subject to the proviso in Section 1.04(a)(ii) above, shall be deemed to be an Offeror Designee. Notwithstanding the foregoing, the Required Nomination Period shall be deemed to immediately expire if (x) any of the restrictions in Section 2.09(a) cease to apply and (y) at any time after the restrictions in Section 2.09(a) cease to apply, any Restricted Offeror Person takes any of the actions specified in Section 2.09(a); it being understood and agreed that the expiration of the Required Nomination Period shall not reduce the term of any Offeror Designee from the Company Board or otherwise require any such Offeror Designee to resign from the Company Board.

(h)           The Company hereby renounces any interest or expectancy in any business opportunity in which an Offeror Designee or any of its respective Affiliates participates or seeks to participate other than a business opportunity that is presented to an Offeror Designee in such person’s capacity as a director of the Company.

Section 1.05.        Withholding Rights.  Offeror shall be entitled to deduct and withhold from the Offer Price otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury Regulations issued pursuant thereto, or any provision of state, local or foreign Tax law.  To the extent that amounts are so deducted and withheld by Offeror, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Offeror made such deduction and withholding.

Section 1.06.        Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Offer Closing Date, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Offer Price and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to fairly reflect such change; provided that nothing in this Section 1.06 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE II

REGISTRATION RIGHTS AND OWNERSHIP RESTRICTIONS

Section 2.01.        Demand Registrations.

(a)           At any time following the expiration of the transfer restrictions set forth in Section 2.10(a), if the Company is unable to file, or cause to be effective or maintain the effectiveness of a Shelf Registration Statement pursuant to Section 2.01(c), Offeror may request in writing that the Company effect the registration of all or any part of the Registrable Securities held by Offeror (a “Registration Request”).  Promptly after its receipt of any Registration Request, the Company will use its reasonable best efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered in the Registration Request.  The Company will pay all Registration Expenses incurred in connection with any registration pursuant to this Section 2.01.  Any registration requested by Offeror pursuant to this Section 2.01 is referred to in this Agreement as a “Demand Registration.”  Each request for a Demand Registration shall specify the kind and aggregate amount of Registrable Securities to be Registered and the intended methods of disposition thereof.  For purposes of this Agreement, “Registrable Securities” means all Company Common Stock owned by Offeror as of the Offer Closing Date (which shall be deemed to include, for the avoidance of doubt, any shares of Company Common Stock acquired pursuant to the Issuance), including any equity securities issued or issuable directly or indirectly with respect to such Company Common Stock by way of conversion or exchange thereof or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization.  As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (i) a Registration Statement with respect to the sale by the holder thereof shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (ii) they have been sold to the public pursuant to Rule 144 or Rule 145 or other exemption from registration under the Securities Act, (iii) they have been otherwise sold by Offeror (or a transferee of Offeror’s rights hereunder as permitted under the first sentence of Section 7.09) or acquired by the Company or (iv) they are able to be sold by Offeror (or a transferee of Offeror’s rights hereunder as permitted under the first sentence of Section 7.09) without volume or manner of sale limitations pursuant to Rule 144 under the Securities Act.  In addition, for purposes of this Agreement, “Registration Statement” means the Prospectus and other documents filed with the SEC to effect a registration under the Securities Act.

(b)           Offeror will be entitled to initiate no more than three Demand Registrations, each Demand Registration shall request the registration of shares representing not less than 25% of the sum of the total number of Registrable Securities issued in the Issuance and purchased in the Offer (except in the case where the remaining amount of Registrable Securities owned by the Offeror is less than such threshold and Offeror seeks to effect a Demand Registration in respect of such remaining Registrable Securities whose aggregate sale price is expected to be at least $50,000,000) and the Company will not be obligated to prepare, file or cause to become effective more than one registration statement in respect of a Demand Registration in any six month period.  No request for registration will count as one of the three Demand Registrations permitted by this Section 2.01 if (i) Offeror  determines in good faith to withdraw the proposed registration prior to the effectiveness of the Registration Statement relating to such request due to marketing conditions or regulatory reasons relating to the Company, (ii) the Registration Statement relating to such request is not declared effective within 90 days of the date such Registration Statement is first filed with the SEC (other than solely by reason of Offeror having refused to proceed or provide any required information for inclusion therein) and Offeror withdraws its Registration Request prior to such Registration Statement being declared effective, (iii) prior to the sale of at least 50% of the Registrable Securities included in the applicable registration relating to such request, such registration is adversely affected by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason (other than as a result of an act or omission of the Offeror) and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to Offeror’s reasonable satisfaction within thirty days of the date of such order or (iv) more than 50% of the Registrable Securities requested by Offeror to be included in the registration are not so included pursuant to Section 2.01(f) and, in each of cases (i) and (iv), Offeror reimburses the Company for all Registration Expenses in connection with such withdrawn registration.

(c)           Following the expiration of the transfer restrictions set forth in Section 2.10(a), (i) the Company will use its reasonable best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms or any similar short-form registration (“Short-Form Registration”) and (ii) as promptly as practicable following the receipt of a written request from Offeror or its permitted transferees, the Company shall file with the SEC a Shelf Registration Statement providing for the registration, and the sale on a continuous or delayed basis, of the Registrable Securities pursuant to Rule 415 of the Securities Act.  The Company shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective pursuant to the Securities Act within 90 days of the initial filing of such Shelf Registration Statement with the SEC.  In no event shall the Company be obligated to effect any shelf other than pursuant to a Short-Form Registration.  Upon filing a Short-Form Registration, the Company will use its reasonable best efforts to keep such Short-Form Registration effective with the SEC at all times and any Short-Form Registration shall be re-filed upon its expiration, in each case until Offeror no longer holds any Registrable Securities.  The Company shall cooperate in any shelf takedown with respect to an offering of Registrable Securities by Offeror whose aggregate sale price is expected to be at least $20,000,000 by amending or supplementing the prospectus statement related to such Short-Form Registration as may be requested by Offeror or as otherwise required, until Offeror no longer holds any Registrable Securities; provided that the Company will not be obligated to prepare, file or cause to become effective any prospectus supplement to effect a shelf takedown more than once in any four-month period.

(d)           If the filing, initial effectiveness or continued use of a Registration Statement (other than a Shelf Registration Statement), with respect to a Demand Registration or any prospectus supplement to effect a takedown off of any Shelf Registration Statement would require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Company Board (i) would be required to be made in any Registration Statement, Prospectus and/or prospectus supplement so that such Registration Statement, Prospectus or prospectus supplement would not be materially misleading, (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement, (iii) would in the good faith judgment of the Company Board reasonably be expected to materially and adversely affect the Company or its business if made at such time or (iv) would reasonably be expected to materially and adversely interfere with the Company’s ability to effect a planned or proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the Company may upon giving prompt written notice of such action to the participants in such registration (each of whom hereby agrees to maintain the confidentiality of all information disclosed to such participants) delay the filing or initial effectiveness of, or suspend use of, such Registration Statement, Prospectus and/or prospectus supplement; provided that the Company shall not be permitted to do so (x) for more than 60 days for a given occurrence of such a circumstance, (y) more than three times during any twelve-month period or (z) for periods exceeding, in the aggregate, 120 days during any twelve-month period.  In the event the Company exercises its rights under the preceding sentence, Offeror or such transferees agree to suspend, promptly upon its receipt of the notice referred to above, its use of any Prospectus or prospectus supplement relating to any sale or offer to sell Registrable Securities.  If the Company so postpones the filing of a Prospectus or prospectus supplement or the effectiveness of a Registration Statement, Offeror will be entitled to withdraw such request and, if such request is withdrawn, such registration request will not count for the purposes of the limitations set forth in Section 2.01(a).  The Company will pay all Registration Expenses incurred in connection with any such aborted registration or Prospectus.

(e)           If Offeror intends that the Registrable Securities covered by the Registration Request shall be distributed by means of an underwritten offering, Offeror will so advise the Company as a part of the Registration Request, and the Company will include such information in the notice sent by the Company to Offeror with respect to such Registration Request.  In such event, the lead underwriter to administer the offering will be chosen by the Offeror, which lead underwriter shall be a nationally recognized investment banking firm and shall be reasonably acceptable to the Company.  If the offering is underwritten, the right of Offeror to registration pursuant to this Section 2.01 will be conditioned upon Offeror’s participation in such underwriting and the inclusion of Offeror’s Registrable Securities in the underwriting, and Offeror will (together with the Company and any other person distributing their securities through such underwriting) enter into an underwriting agreement in customary form and any customary ancillary agreements and instruments (including lockup and indemnity agreements) with the underwriter or underwriters selected for such underwriting.  If Offeror or any permitted transferee disapproves of the terms of the underwriting, Offeror may elect to withdraw therefrom by written notice to the Company and the managing underwriter in accordance with Section 2.01(b).

(f)            If the managing underwriters advise the Company that in their reasonable opinion the number of Registrable Securities (and any other securities requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the reasonable opinion of such managing underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority:  (i) first, Registrable Securities of Offeror and (ii) second, any other securities of the Company or other persons that have been requested to be so included, subject to the terms of this Agreement.

Section 2.02.        Piggyback Registrations.

(a)           Right to Piggyback.  Whenever the Company proposes to register any of its securities, other than a registration pursuant to Section 2.01(a) or a Special Registration (as defined below), and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give written notice to Offeror of its intention to effect such a registration not less than fifteen (15) Business Days prior to the contemplated filing date for such registration statement and, subject to Section 2.01(d), will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after the date of the Company’s notice (a “Piggyback Registration”).  Any such Person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the tenth (10th) Business Day prior to the planned effective date of such Piggyback Registration.  The Company may terminate or withdraw any registration under this Section 2.02(a) prior to the effectiveness of such registration, whether or not Offeror has elected to include Registrable Securities in such registration.  “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or its direct or indirect Subsidiaries or in connection with dividend reinvestment plans.

(b)           Underwritten Registration.  (i) If the registration referred to in Section 2.02(a) is proposed to be underwritten, the Company will so advise Offeror as a part of the written notice given pursuant to Section 2.02(a).  In such event, the right of Offeror to registration pursuant to this Section 2.02 will be conditioned upon such Person’s participation in such underwriting and the inclusion of such Person’s Registrable Securities in the underwriting, and each such Person will (together with the Company and the other Persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form and any customary ancillary agreements and instruments (including lockup and indemnity agreements) with the underwriter or underwriters selected for such underwriting by the Company.

(ii)           If requested by the managing underwriter for an underwritten offering (primary or secondary) of any securities of the Company, the Offeror agrees not to effect any registration of Registrable Securities, including any sale pursuant to Rule 144 under the Securities Act, and not to effect any registration of any securities of the Company (in each case, other than as part of such underwritten public offering) during the ten days prior to, and during the 90-day period (or such longer period as the Offeror agrees with the underwriter of such offering) beginning on, the consummation of any underwritten public offering covered by a registration statement referred to in Section 2.01 or this Section 2.02; provided that this Section 2.02(b)(ii) shall not apply to Offeror unless Offeror owns at least 2% of the then outstanding Company Common Stock.

(iii)          Subject to Section 2.02(b)(ii), if, prior to the pricing or any use of any applicable Prospectus (preliminary or otherwise) by the underwriters, Offeror disapproves of the terms of the underwriting, such Person may elect to withdraw therefrom by written notice to the Company and the managing underwriter.

(c)           Piggyback Registration Expenses.  The Company will pay all Registration Expenses in connection with any Piggyback Registration, whether or not any registration or Prospectus becomes effective or final.

(d)           Priority on Primary Registrations.  If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or Prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority:  (i) first, the securities the Company proposes to sell; (ii) second, Registrable Securities of Offeror who have requested registration of Registrable Securities pursuant to Section 2.01 or Section 2.02, pro rata on the basis of the aggregate number of such securities or shares owned by each such Person; and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

Section 2.03.        Registration Procedures.  Subject to Section 2.01(d), whenever Offeror has requested that any Registrable Securities be registered pursuant to Section 2.01 or Section 2.02 of this Agreement, the Company will use its reasonable best efforts to effect the registration and sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof and pursuant thereto.  The Company shall use its reasonable best efforts to as expeditiously as possible:

(a)           prepare and file with the SEC a Registration Statement or prospectus supplement, as applicable, with respect to such Registrable Securities, make all required filings with the Financial Industry Regulatory Authority and thereafter use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable, provided that before filing a Registration Statement or any amendments or supplements thereto, the Company will, in the case of a Demand Registration, furnish to the Holders’ Counsel copies of all such documents proposed to be filed, which documents will be subject to review of such counsel at the Company’s expense;

(b)           prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (i) not less than (A) ninety (90) days, (B) if such Registration Statement relates to an underwritten offering, such longer period as, based upon the opinion of counsel for the underwriters, a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer, or (C) continuously in the case of Shelf Registration Statements and any Shelf Registration Statement shall be re-filed upon its expiration (or in each case such shorter period ending on the date that the securities covered by such Shelf Registration Statement cease to constitute Registrable Securities); or (ii) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(c)           furnish to each seller of Registrable Securities such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary Prospectus, final Prospectus, any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act), all exhibits and other documents filed therewith and such other documents as such seller may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d)           register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions within the United States as any seller reasonably requests and do any and all other acts and things that may be reasonably necessary or reasonably advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e)           notify each seller of such Registrable Securities and the Holders’ Counsel, at any time when a Prospectus relating thereto is required to be delivered under the Securities

Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the Prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as soon as reasonably practicable, prepare and furnish to such seller a reasonable number of copies of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(f)            notify each seller of any Registrable Securities covered by such Registration Statement and the Holders’ Counsel (i) when such Registration Statement or the Prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such Registration Statement or to amend or to supplement such Prospectus or for additional information, and (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for any of such purposes;

(g)           cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)           provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(i)            enter into such customary agreements (including underwriting agreements and lock-up agreements in customary form, and including provisions with respect to indemnification and contribution in customary form) and take all such other customary actions as Offeror or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including making members of management and executives of the Company available to participate in reasonable “road show,” similar sales events and other marketing activities);

(j)            make available for inspection by any seller of Registrable Securities and the Holders’ Counsel, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, reasonable due diligence materials relating to the business of the Company; provided that it shall be a condition to such inspection and receipt of such information that the inspecting Person (i) agree to hold such information in strict confidence and (ii) agree to minimize the disruption to the Company’s business in connection with the foregoing;

(k)           timely provide to its security holders earnings statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(l)            in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use reasonable best efforts to promptly obtain the withdrawal of such order;

(m)          obtain one or more comfort letters, addressed to the underwriters, if any, dated the effective date of such Registration Statement and the date of the closing under the underwriting agreement for such offering, signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as such underwriters shall reasonably request;  and

(n)           obtain legal opinions of the Company’s counsel, addressed to the underwriters, if any, dated the date of the closing under the underwriting agreement, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary Prospectus) and such other documents relating thereto as the underwriter shall reasonably request in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

As a condition to registering Registrable Securities, the Company may require Offeror to furnish the Company with such information regarding such Person and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

Section 2.04.        Registration Expenses.

(a)           Except as otherwise provided in this Agreement, all expenses incidental to the Company’s performance of or compliance with Section 2.01, Section 2.02, or Section 2.03, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants and other Persons retained by the Company (all such expenses, “Registration Expenses”), will be borne by the Company.  The Company will, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed on the NYSE.  The holders of the securities so registered shall pay all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder and any other expenses required by law to be paid by a selling holder pro rata on the basis of the amount of proceeds from the sale of their shares so registered.

(b)           In connection with each Demand Registration and each Piggyback Registration, the Company will reimburse the sellers of Registrable Securities for the reasonable fees and disbursements of one counsel for the holders of Registrable Securities (“Holders’ Counsel”), which counsel shall be selected by the holders of a majority in interest of the Registrable Securities being registered in connection with such Demand Registration or Piggyback Registration.

Section 2.05.        Participation in Underwritten Registrations.

(a)           Offeror may not participate in any registration hereunder that is underwritten unless Offeror (i) agrees to sell its Registrable Securities on the basis provided in the underwriting arrangements entered into pursuant to this Agreement (including pursuant to the terms of any overallotment or “green shoe” option requested by the managing underwriter(s), provided that no such Person will be required to sell more than the number of Registrable Securities that such Person has requested the Company to include in any registration); (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; and (iii) cooperates with the Company’s reasonable requests in connection with such registration or qualification (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by such Person’s failure to cooperate with such reasonable requests, will not constitute a breach by the Company of this Agreement).

(b)                                 Each Person that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.03(e), such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Person receives copies of a supplemented or amended Prospectus as contemplated by such Section 2.03(e).  In the event the Company gives any such notice, the applicable time period mentioned in Section 2.03(b) during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 2.05(b) to and including the date when each seller of a Registrable Security covered by such Registration Statement will have received the copies of the supplemented or amended Prospectus contemplated by Section 2.03(f).

Section 2.06.                         Subsequent Registration Rights.  The Company is not currently a party to any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are on parity with or senior to, or inconsistent with, the registration rights granted to Offeror pursuant to this Agreement.  From and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder any registration rights the terms of which are materially more favorable to the registration rights granted to Offeror pursuant to this Agreement.

Section 2.07.                         Indemnification.

(a)                                 To the fullest extent permitted by law, the Company will indemnify and hold harmless Offeror, each of its officers, directors and members, each person controlling such persons within the meaning of Section 15 of the Securities Act, and Offeror’s legal counsel and accountants against any and all expenses, claims, losses, damages and liabilities, joint or several, or actions, proceedings or settlements in respect thereof (each, a “Loss” and collectively “Losses”) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any final, preliminary or summary Prospectus, any Registration Statement, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act), or any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed by the Company pursuant to Rule 433(d) promulgated under the Securities Act; (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading; or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance.  The Company will reimburse each such indemnified person for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such Loss; provided, however, that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by any indemnified person and stated to be specifically for use therein; and provided, further, however, that the obligations of the Company hereunder shall not apply to amounts paid in settlement of any such Losses if such settlement is effected without the consent of the Company unless such settlement (A) includes an unconditional release of the Company from all liability on claims that are the subject matter of such proceeding and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the Company.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Offeror or any other indemnified party and shall survive the transfer of any Registrable Securities.

(b)                                 To the fullest extent permitted by law, Offeror will indemnify and hold harmless the Company, each of its directors and officers, and each person who controls the Company within the meaning of Section 15 of the Securities Act against all Losses (or actions in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any final, preliminary or summary Prospectus, any Registration Statement, any free writing prospectus (as defined in Rule 433 of the Securities Act) prepared or used by or on behalf of Offeror, or any information filed or required to be filed by Offeror pursuant to Rule 433(d), (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by Offeror of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to Offeror and relating to action or inaction required of Offeror in connection with any offering covered by such registration, qualification or compliance, and will reimburse the Company and such indemnified persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such Loss, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in reliance upon and in conformity with written information furnished to the Company by Offeror specifically for use therein; provided, however, that the obligations of Offeror hereunder shall not apply to amounts paid in settlement of any such Losses if such settlement is effected without the consent of Offeror unless such settlement (A) includes an unconditional release of Offeror from all liability on claims that are the subject matter of such proceeding and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of Offeror; and provided, further, however, that in no event shall any indemnity pursuant to this Section 2.07(b) exceed the net proceeds from the offering received by Offeror.

(c)                                  Each party entitled to indemnification pursuant to this Section 2.07 (each, an “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the

Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld, conditioned or delayed), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations pursuant to this Section 2.07 except to the extent that the Indemnified Party is materially prejudiced thereby.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof a full and unconditional release of the Indemnified Party from all liability in respect of such claim or litigation.  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)                                 If the indemnification provided for in this Section 2.07 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Loss, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other hand, in connection with the statements or omissions that resulted in such Loss as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  No Person will be required pursuant to this Section 2.07(d) to contribute any amount in excess of the net proceeds from the offering received by such Person.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.07(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.07(d).  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of fraudulent misrepresentation.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering are in conflict with the foregoing provisions, the provisions of this Agreement shall control.

Section 2.08.                         Rule 144.  The Company will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of Offeror, make publicly available such information as necessary to permit sales pursuant to Rule 144), and will use reasonable best efforts to take such further action as Offeror may reasonably request, all to the extent required from time to time to enable such Person to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by

Rule 144.  Upon the request of Offeror, the Company will deliver to such Person a written statement as to whether it has complied with such information requirements.

Section 2.09.                         Standstill.

(a)                                 From and after the Offer Closing and until the seventh anniversary of the Offer Closing Date, neither Sponsor nor Offeror shall, and shall not permit their respective Affiliates to, and, as a condition to participating in the Equity Financing, Offeror shall cause the other Equity Investors to agree not to, acting alone or in concert with any other Person or group (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) (“Restricted Offeror Persons”), without the prior written request of a majority of the members of the Company Board excluding the Offeror Related Directors, directly or indirectly:

(i)                                     acquire, offer or propose to acquire or agree to acquire, Beneficial Ownership of any Company Common Stock or any securities convertible into or exercisable for Company Common Stock (“Subject Securities”);

(ii)                                  directly or indirectly, acquire, offer or propose to acquire or agree to acquire (or request permission to do so), ownership (including, but not limited to, Beneficial Ownership) of any of the assets or businesses of the Company or any Subsidiary thereof or any securities issued by a Subsidiary of the Company, or any rights or options to acquire such ownership (including from a third party);

(iii)                               engage in any “solicitation” (within the meaning of the Exchange Act) of proxies or consents relating to the election of directors with respect to the Company, or become a “participant” in any “election contest” (both within the meaning of the Exchange Act) seeking to elect directors not nominated by the Company Board;

(iv)                              make, announce, disclose publicly, propose publicly or induce or attempt to induce any other Person to initiate any stockholder proposal;

(v)                                 in any manner, agree, attempt, seek or propose to deposit any securities of the Company or any rights to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any securities of the Company in any voting trust or similar arrangement;

(vi)                              form or join in the formation of a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any securities of the Company or any Subsidiary thereof, other than any such “group” consisting exclusively of Offeror and any Affiliates of Offeror;

(vii)                           (i) finance (or arrange financing for) any Person or (ii) otherwise knowingly encourage or advise another Person, in each case in connection with any of the foregoing;

(viii)                        publicly announce any intention, plan or arrangement inconsistent with the foregoing; or

(ix)                              seek or request permission to do any of the foregoing, publicly request to amend or waive any provision of this Section 2.09 (including, without limitation, this clause), in each case, in any manner that would require public disclosure thereof;

provided, that the restrictions in clauses (iii), (iv) or (vi) (and clauses (vii) and (viii) to the extent relating to clauses (iii), (iv) or (vi)) (such restrictions collectively, the “Governance Standstill Restrictions”) of this Section 2.09(a) shall no longer apply upon the earlier of (A) the second anniversary of the later of the Offer Closing Date and the Issuance and (B) any termination of employment of Mr. Duncan by the Company Board if all of the Offeror Designees voted against such action (a “CEO Trigger Event”); provided, further that if at any time any Restricted Offeror Person engages in any of the conduct specified in the Governance Standstill Restrictions, then, (A) at no time thereafter may any Restricted Offeror Person nominate any individual who, upon taking office, would be an Offeror Related Director to replace (either upon removal or the expiration of the applicable term of) any member of the Company Board who is considered an “independent director” of the Company under Rule 303A of the NYSE Corporate Governance Standards; provided that, for the avoidance of doubt, any Restricted Offeror Person may nominate an individual who, upon taking office, would be an Offeror Related Director to replace (either upon removal or the expiration of the applicable term of) any member of the Company Board who is not considered an “independent director” and (B) at all times thereafter, the Company Board shall be permitted to form and/or maintain an independent committee (which may be a “special committee”) comprised of members of the Company Board other than Offeror Related Directors, including in response to such conduct.

For purposes of this Agreement, a Person shall be deemed to “Beneficially Own” any securities of which such Person or any such Person’s Affiliates is considered to be a “Beneficial Owner” under Rule 13d-3 under the Exchange Act.  The “Offeror Related Directors” are, collectively, the Offeror Designees and any member of the Company Board that is an Affiliate or associate of, or has a material relationship with, Sponsor, any other Equity Investor or Offeror or their respective Affiliates. Notwithstanding anything to the contrary in this Agreement, the shares of Company Common Stock set forth on Section 4.07 of the Offeror Disclosure Letter shall not be subject to Sections 1.04, 2.09 or 2.10 of this Agreement.

(b)                                 Notwithstanding Section 2.09(a), but subject to applicable Laws, from and after the Offer Closing, (i) at any time and from time to time, Sponsor and/or Offeror may make open market purchases of, or a tender offer for, at a price per share of Company Common Stock not less than the then prevailing market price with respect to open market purchases and not less than the closing price on the NYSE on trading day immediately preceding the commencement of the tender offer with respect to a tender offer, a number of shares of Company Common Stock that, when added to the shares of Company Common Stock Beneficially Owned by the Restricted Offeror Persons prior to and following such purchase, would be equal to up to, but no more than, 30% of the then outstanding shares of Company Common Stock, and (ii) the Company shall not enter into in any poison pill agreement, stockholders rights plan or similar agreement that limits Offeror’s or any of its Affiliates’ rights to acquire shares of Company Common Stock pursuant to clause (i) of this Section 2.09(b) (it being understood that the

Company may enter into any poison pill agreement, stockholders rights plan or similar agreement that does not limit Offeror’s or any of its Affiliates’ rights to acquire shares of Company Common Stock pursuant to clause (i) of this Section 2.09(b), including by entering into such an agreement or plan that limits the ability of the Restricted Offeror Persons (individually or as part of any group) to acquire shares of Company Common Stock resulting in their ownership of more than 30% of the then outstanding shares of Company Common Stock or gives other persons additional rights in the event of such acquisition(s)).  Notwithstanding anything to the contrary in this Section 2.09, from and after the Offer Closing, in no event shall the Restricted Offeror Persons be permitted to collectively Beneficially Own more than 30% of the then outstanding shares of Company Common Stock without the prior written request of a majority of the members of the Company Board excluding the Offeror Related Directors.

(c)                                  Notwithstanding the foregoing, it is agreed that (i) the restrictions set forth in this Section 2.09 shall not (1) prevent any Restricted Offeror Person or any of their respective Affiliates from engaging in brokerage, investment advisory or management, trust and fiduciary, arbitrage, trading and lending activities in the normal and usual course of business consistent with past practice, (2) apply to any portfolio company of the Sponsor or any other Equity Investor or any of their respective Affiliates so long as such portfolio company is not (x) under the control of or (y) under common control with the Sponsor or such other Equity Investor, as applicable, or (3) restrict any Offeror Designee or other director or officer of the Company from acting, in such capacity, in accordance with his or her fiduciary duties on behalf of the Company and its stockholders under applicable Law; or (ii) a Restricted Offeror Person shall not be deemed to Beneficially Own or be the Beneficial Owner of any Subject Securities Beneficially Owned by any Person to the extent such Person acquired Beneficial Ownership from engaging in brokerage, investment advisory or management, trust and fiduciary, arbitrage, trading and lending activities in the normal and usual course of business consistent with past practice or is otherwise is a portfolio company included in the scope of sub-clause (2) or clause (i) of this Section 2.09(c); provided in any case described in this clause (c) that such Restricted Offeror Person does not provide to such entity any material non-public information concerning the Company or any Company Subsidiary and such portfolio company is not acting at the request or direction of or in coordination with such Restricted Offeror Person. Without limiting the generality of the foregoing, the terms of this Section 2.09 shall not limit, restrict or impair the ability of any Restricted Offeror Person or any of its Affiliates from, subject to applicable Laws, directly or indirectly, proposing, committing on, participating in and/or providing debt financing to a prospective buyer regarding a proposed or definitive transaction with the Company or its Subsidiaries (including a tender offer approved by the Company Board) so long as the Company Board did not at any time oppose or reject the proposal (as opposed to the proposed terms) of such transaction.  The term “debt” as used in the prior sentence shall include, without limitation, institutional debt (bank or otherwise), commercial paper, notes, debentures, bonds, other evidences of indebtedness, and debt securities and debt instruments that are convertible into equity securities of the Company, its Subsidiaries or any of their respective affiliates.  “Restricted Representatives” shall mean those individuals employed by or associated with a Restricted Offeror Person or any Affiliate thereof who have material non-public information concerning the Company or any Company Subsidiary.

Section 2.10.                         Transfer Restrictions.

(a)                                 Each of Sponsor and Offeror agrees that, until the second anniversary of the Offer Closing Date, without the prior written consent of the Company, neither Sponsor nor Offeror shall, and shall not permit their respective Affiliates to, and, as a condition to participating in the Equity Financing, Offeror shall cause the other Equity Investors to agree not to, directly or indirectly, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of (collectively, “Transfer”) any Company Common Stock or securities convertible into or exercisable or exchangeable for such Company Common Stock, including in any transaction that involves any common equity securities, equity-linked securities (including convertible securities) or equity forward sale agreements, relating to the Company Common Stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any of the Company Common Stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of any Company Common Stock, in cash or otherwise; provided that, notwithstanding anything contained herein or in Section 2.09, Sponsor, the other Equity Investors, their respective Affiliates and/or Offeror may (A) transfer any Company Common Stock to any of their respective Affiliates (other than a portfolio company of Sponsor or its Affiliates) provided, further that such Affiliate agrees to be bound by the terms of this Agreement (including pursuant to Section 1.04(g), Section 2.09 and this Section 2.10 as if such Affiliate was an affiliate of Sponsor or Offeror, as the case may be) and (B) transfer any Company Common Stock to a third party pursuant to a tender offer, exchange offer, merger, consolidation or other transaction (1) which is recommended to the stockholders of the Company by the Company Board or (2) in the case of a merger or other business combination transaction, which has been approved by the stockholders of the Company.

(b)                                 Offeror agrees that from and after the Offer Closing, it shall not, directly or indirectly, Transfer any Company Common Stock or securities convertible into or exercisable or exchangeable for such Company Common Stock (including in any transaction that involves any common equity securities, equity-linked securities (including convertible securities) or equity forward sale agreements, relating to the Company Common Stock) to any Person (i) that is, or has any Affiliate that is, engaged in the business of the Company in the United States and derived revenue from such activities as of the then most recently completed fiscal year in excess of $2,500,000,000, or (ii) that together with such person’s Affiliates would, following such Transfer, own, directly or indirectly, beneficially or of record, 5% or more of the Company Common Stock then outstanding; provided that this Section 2.10(b) shall not restrict any Transfer consisting of block trades executed at prevailing market prices obtainable at the time of such transfer and through brokers in transactions on the NYSE (provided that the aggregate amount of Company Common Stock Transferred in any such block trade, or series of related block trades, does not exceed 2% of the then outstanding Company Common Stock) or effected through a widely distributed public offering.

(c)                                  For the avoidance of doubt, any Transfer of equity of a holding or parent company formed for the purpose of holding Company Common Stock shall be deemed to be an indirect Transfer of Company Common Stock.  Any purported transfer that does not comply with this Section 2.10 shall be void and of no force and effect.

(d)                                 Notwithstanding the foregoing provisions of this Section 2.10, any Person that is subject to the restriction in this Section 2.10 shall be permitted to Transfer any portion or all of its Company Common Stock at any time under the following circumstances:

(i)                                     (x) distributions of Company Common Stock to any members of Offeror (an “Offeror Member”) or (y) Transfers to any Affiliate under common control of an Offeror Member, but in each case only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of Section 1.04(g), Section 2.09 and this Section 2.10 (any such transferee shall be included in the term Restricted Offeror Persons);

(ii)                                  in a merger, consolidation, reorganization, recapitalization, tender offer, exchange offer or other similar transaction approved by the then Company Board (excluding any Offeror Related Directors);

(iii)                               as a bona fide pledge to a financial institution; or

(iv)                              with the prior written consent of a majority of the members of the Company Board who are not Offeror Related Directors.

(e)                                  Each share certificate representing Company Common Stock shall bear the following legends (and a comparable notation or other arrangement will be made with respect to any uncertificated shares of Company Common Stock):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A TENDER OFFER AGREEMENT, DATED AS OF JANUARY 10, 2013, TO WHICH THE ISSUER AND CERTAIN OF ITS STOCKHOLDERS ARE PARTY, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.”

(f)                                   Offeror agrees that it will, if requested by the Company, deliver at its expense to the Company an opinion of reputable U.S. counsel selected by Offeror and reasonably acceptable to the Company, in form and substance reasonably satisfactory to the Company and counsel for the Company, that any Transfer made other than in connection with a registered public offering by the Company does not require registration under the Securities Act.

(g)                                  In connection with any Transfer pursuant to Section 2.10(a), the Company shall remove such portion of the legend described in Section 2.10(e) as is appropriate under the circumstances.  At such time as any Person that is subject to this Section 2.10 delivers at its expense to the Company an opinion of reputable U.S. counsel selected by such Person and reasonably acceptable to the Company, in form and substance reasonably satisfactory to the Company and counsel for the Company, that all of the Company Common Stock held by such Person may be freely sold without registration under the Securities Act, the Company agrees that it will promptly after the later of the delivery of such opinion and the delivery by such Person to the Company or its transfer agent of a certificate (in the case of a Transfer, in the proper form for Transfer) representing shares of Company Common Stock issued with the foregoing restrictive legend, deliver or cause to be delivered to such Person a stock certificate representing such shares of Company Common Stock that is free from the first paragraph of the legend described above (or in the case of uncertificated shares, free of any notation related to such paragraph).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company SEC Documents filed on or after February 27, 2010 and prior to the date of this Agreement, to the extent the relevance of such disclosure to the applicable representation is reasonably apparent (excluding, in each case, (i) any disclosures contained or referenced therein under the caption “Forward-Looking Statements,” any forward-looking statements or risk factor disclosures referenced therein under the caption “Risk Factors” and any other forward-looking statements of risk that do not contain a reasonable level of detail about the risks of which such statements warn or (ii) any exhibits to such Company SEC Documents) or (b) in the corresponding section or subsections of the disclosure letter delivered by the Company to Offeror immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such Company Disclosure Letter to such other section or subsection is reasonably apparent), the Company represents and warrants to Offeror as follows:

Section 3.01.                         Qualification, Organization, Subsidiaries, etc.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  As used in this Agreement, a “Company Material Adverse

Effect” means an event or effect that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not include events or effects relating to or resulting from (i) changes in general economic or political conditions or the securities, credit or financial markets in general, except to the extent such change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries and markets in which the Company and its Subsidiaries operate, (ii) any decline in the market price or trading volume of the Company’s securities (it being understood that the underlying cause of such decline may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent it is not excluded by another clause of this definition), (iii) general changes or developments in the industries or markets in which the Company and its Subsidiaries operate, including general changes in Law or regulation across such industries and markets, except to the extent such change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries and markets in which the Company and its Subsidiaries operate, (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Offer or other transactions contemplated hereby or in the other Transaction Documents, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or partners, (v) the identity of Offeror or any of Offeror Members as the parties involved in the Offer, (vi) compliance with the terms of, or the taking of any action required by, this Agreement, including the actions permitted by the last sentence of Section 5.01 or required by Section 5.17(h)(ii) of the SPA, (vii) any acts of terrorism or war, except to the extent such act has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries and markets in which the Company and its Subsidiaries operate, (viii) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, except to the extent such event has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries and markets in which the Company and its Subsidiaries operate, (ix) changes in applicable law, regulation or generally accepted accounting principles or the interpretation thereof after the date hereof, (x) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent it is not excluded by another clause of this definition), or (xi) any matter disclosed in Section 3.15 of the Company Disclosure Letter.

Section 3.02.                         Capital Stock.

(a)                                 The authorized share capital of the Company consists of 400,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, no par value, (the “Company Preferred Stock”).  As of January 7, 2012, there were (i) 213,457,753 shares of Company Common Stock issued and outstanding, including 1,265,052 shares of Company Common Stock underlying Company Restricted Stock Awards, and no shares of Company Preferred Stock issued and outstanding; (ii) Company Options to purchase an aggregate of 21,036,690 shares of Company Common Stock issued and outstanding; (iii) 566,237 shares available for issuance pursuant to outstanding Company Restricted Stock Unit Awards; (iv) 1,341,465 shares available for issuance pursuant to outstanding Company Performance Awards

(assuming vesting at maximum level); (v) 4,864,867 shares available for issuance pursuant to outstanding Other Company Stock Awards; and (vi) 22,349,713 shares of Company Common Stock available for issuance under the Company Benefit Plans (excluding shares available for issuance pursuant to the exercise of grants thereunder issued and outstanding).

(b)                                 Except as set forth in subsection (a) above, (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after January 7, 2012, which were reserved for issuance as of January 7, 2012 as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.  Except for the issuance of shares of Company Common Stock that were available for issuance as set forth in subsection (a) above, from January 7, 2013 to the date hereof, the Company has not declared or paid any dividend or distribution in respect of the Company Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Company Common Stock, and the Company Board has not authorized any of the foregoing.  All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(c)                                  Except as set forth in Section 3.02(c) of the Company Disclosure Letter, all outstanding securities of each Subsidiary of the Company are owned beneficially and of record by the Company or a Subsidiary of the Company and are duly authorized, validly issued, fully paid and nonassessable.  With respect to each Subsidiary of the Company, there are no outstanding options, warrants, profits interests, phantom equity, stock appreciation rights or other rights, Contracts or arrangements existing or outstanding which provide for the sale or issuance of any of shares of capital stock or other securities of any Subsidiary of the Company.

(d)                                 Except for awards to acquire shares of Common Stock under any equity incentive plan of the Company and its Subsidiaries set forth in Section 3.02(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e)                                  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(f)                                   Neither the Company nor any of its Subsidiaries owns any ownership interest greater than $100,000 in value in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.

Section 3.03.                         Information Contained in the Offer Documents and the Schedule 14D-9.  The written information supplied by the Company expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Offeror expressly for inclusion therein.

Section 3.04.                         Corporate Authority Relative to This Agreement; No Violation.

(a)                                 The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The Company Board, by resolutions duly adopted by vote at a meeting of the Company Board duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof, approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Offer. No other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby.  The approval of the Company’s stockholders is not required to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Offeror, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b)                                 The execution, delivery and performance by the Company of this Agreement and the consummation of the Offer and the other transactions contemplated by this Agreement by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any federal, state, local or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the pre-merger notification report under the HSR Act, (ii) compliance with the applicable requirements of the Exchange Act, including the filing of the Schedule 14D-9, (iii) compliance with the rules and regulations of the NYSE, (iv) compliance with any applicable state securities or blue sky laws, and (v) the other consents and/or notices set forth in Section 3.04(b) of the Company Disclosure Letter (collectively, clauses (i) through (v), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected, individually or in the aggregate, to have a Company Material

Adverse Effect or to prevent or materially delay or impair the consummation of the Offer or the other transactions contemplated by this Agreement.

(c)                                  Assuming compliance with the matters referenced in Section 3.04(b) and the receipt of the Specified Approvals, the execution, delivery and performance by the Company of this Agreement and the consummation by Offeror of the Offer and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries; (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, permit, concession, or right binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, consent, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or to prevent or materially delay or impair the consummation of the Offer or the other transactions contemplated by this Agreement (provided that subclause (iv) in the definition of “Company Material Adverse Effect” shall be disregarded for purposes of this Section 3.04(c)).

(d)                                 No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign Laws applicable to the Company is applicable to this Agreement, the Offer or any of the other transactions contemplated by this Agreement.

Section 3.05.                         Reports and Financial Statements.

(a)                                 The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since February 27, 2010 (the “Company SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder except as addressed through resolved comments of the staff of the SEC that are publicly available on EDGAR or have been otherwise provided to Offeror prior to the date hereof, and  none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (if amended, as amended by the last such amendment prior to the date of this Agreement) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated statements of earnings and their consolidated statements of cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).  There are no off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents nor any obligations to enter into any such arrangements.

Section 3.06.                         Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act as of February 25, 2012, and such assessment concluded that such controls were effective.  Except for matters resolved prior to the date hereof, since February 27, 2010, (i) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative thereof has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by any such entity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to the General Counsel or Chief Executive Officer of the Company.

Section 3.07.                         No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against in the December 1, 2012 unaudited consolidated balance sheet of the Company and its Subsidiaries (or the notes thereto), (b) for liabilities and obligations incurred since December 1, 2012, in the ordinary course of business to the extent not material in amount or nature, individually or in the aggregate, (c) as permitted or contemplated by this Agreement and (d) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any undisclosed liabilities or obligations of any nature, whether or not accrued or contingent that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08.                         Compliance with Law; Permits.

(a)                                 The Company and each of the Company’s Subsidiaries is and, since February 27, 2010, has been in compliance with and is not, and since February 27, 2010, has not been, in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws,” and each, a “Law”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Anything contained in this Section 3.08(a) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 3.08(a) in respect of the matters referenced in Section 3.04(c) and Section 3.06, or in respect of environmental, Tax, intellectual property, insurance, employee benefits or labor Law matters, each of which matters is addressed by other sections of this Agreement.

(b)                                 The Company and each of its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09.                         Employee Benefit Plans.

(a)                                 With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code:  (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (iii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries and (iv) no written or oral communication has been received from the PBGC concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated hereby.

(b)                                 The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) constitute a “change of control” (or similar phrase) within the meaning of each of the Company Benefit Plans, (ii) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, retention bonus, transaction bonus, unemployment compensation or any other payment, except as provided in this Agreement or as required by applicable Law, (iii) accelerate the time of payment, funding of any benefit or vesting, or increase the amount of compensation due to any such employee, consultant or officer, except as provided in this Agreement, (iv)

increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans or (v) result in “excess parachute payments” within the meaning of Section 280G of the Code.

(c)                                  With respect to any Company Benefit Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other Governmental Entity is pending, threatened or in progress (excluding any routine requests for information from the PBGC).

Section 3.10.                         Tax Matters.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Company and each of its Subsidiaries has (A) timely filed all U.S. Federal income and other Tax  Returns required to be filed by it and all such Tax  Returns are true, correct, and complete and (B) paid or caused to be paid all Taxes due and owing other than Taxes that are being contested in good faith through appropriate proceedings for which the most recent financial statements contained in the Company SEC Documents include an adequate reserve in accordance with GAAP, (ii) no deficiencies for any Taxes have been proposed, asserted or assessed, in each case, in writing, against the Company or any of its Subsidiaries that have not been settled and paid, (iii) all assessments for Taxes due and owing by the Company or any of its Subsidiaries have been paid, (iv) no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries exists other than Liens for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP, (v) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code during the two-year period ending on the date hereof, (vi) neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, (vii) the Company and each of its Subsidiaries has withheld all Taxes that were required to have been withheld, and has timely paid over to the appropriate Governmental Entity all amounts required to be so paid over, and (viii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous provision of any other Tax Law), as successor or transferee or by contract.

(b)                                 As used in this Agreement, (i) “Taxes” means any and all federal, state, local or foreign taxes of any kind (together with any and all interest, fine, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem and value added taxes or other similar tax, custom, duty, fee or other governmental charge of any kind; and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.  It is agreed and understood that, notwithstanding any other provision, no representation or warranty by the Company is made in respect of Tax matters in any Section of this Agreement other than in Section 3.10(a) and Section 3.09.

Section 3.11.                         Labor Matters.  Except as set forth in Section 3.11 of the Company Disclosure Letter, the Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to 50 or more employees of the Company and its Subsidiaries.  The Company is in compliance with all laws governing the employment of labor, including, but not limited to, all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes, except to the extent that such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Section 3.11 of the Company Disclosure Letter sets forth a list of each of the multiemployer plans (as defined in Section 3(37) of ERISA) in which the Company or its Affiliates contributes to, or has an obligation to contribute to (the “Multiemployer Plans”).  Except as set forth on Section 3.11 of the Company Disclosure Letter, neither the Company nor its Subsidiaries has incurred any liability related to a withdrawal in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan with respect to which liability the statute of limitations has not expired.

Section 3.12.                         Intellectual Property; IT Systems.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries either own or have a right to use, pursuant to a license or otherwise, in each case, free and clear of all Liens except Permitted Liens, such patents, trademarks, trade names, trade dress, service marks, domain names, copyrights, copyrightable works and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software (including databases and related documentation), inventions and discoveries, rights of publicity and other tangible and intangible proprietary information and intellectual property rights (collectively, “Intellectual Property”) as are necessary to conduct the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Systems of the Company and its Subsidiaries are adequate for the operation of their respective businesses as presently conducted and (ii) there is no malfunction with respect to any of the IT Systems of the Company or its Subsidiaries.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, (x) the Company and its Subsidiaries have taken commercially reasonable steps in accordance with industry standards to secure the material IT Systems of the Company and its Subsidiaries from unauthorized use or access by any third party and (y) there has not been any such unauthorized use or access by any third party since February 27, 2010.

Section 3.13.                         Contracts.

(a)                                 Except for this Agreement,  as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (other than the agreements filed or incorporated by reference as exhibits to the Company SEC Documents):

(i)                                     that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii)                                  that relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and the Company Subsidiaries, taken as a whole; or

(iii)                               providing for or securing Indebtedness in an amount in excess of $25,000,000 outstanding (other than intracompany Indebtedness);

(iv)                              that involves the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets (other than inventory in the ordinary course of business consistent with past practice) or capital stock or other equity interests of another Person for aggregate consideration in excess of $50,000,000 to the extent either entered into since February 27, 2010 or containing material representations, covenants, indemnities or other obligations (including “earnout” or other contingent obligations) that are still in effect and, individually or in the aggregate, would reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $20,000,000; or

(v)                                 that is a collective bargaining agreement covering in excess of 50 employees;

(vi)                              Each Contract of the type described in this Section 3.13(a) is referred to herein as a “Company Material Contract.” “Indebtedness” means:  (A) indebtedness for borrowed money or for the deferred purchase price of property or services (but excluding trade payables and receivables in the ordinary course of business), including indebtedness evidenced by a note, bond, debenture or similar instrument; (B) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP; (C) reimbursement obligations in respect of outstanding and drawn letters of credit, acceptances and similar obligations created for the account of such Person; (D) net cash payment obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements; and (E) any guarantee of any such obligations described in clauses (A) through (D) of this definition.

(b)                                 Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  Except for such matters that, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect, as of the date hereof, (x) neither the Company nor any of its Subsidiaries has received any written notice from any counterparty that such counterparty intends to terminate, or not renew, any Company Material Contract, and (y) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any counterparty that is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.  Complete and correct copies of each Company Material Contract, as amended or modified, have been delivered or made available to Offeror prior to the date hereof.

Section 3.14.                         Insurance.  Section 3.14 of the Company Disclosure Letter sets forth a complete and correct list of all current insurance policies and excess self-insurance policies held by or for the benefit of the Company or any of its Subsidiaries or their respective assets and business as of the date hereof (the “Insurance Policies”), including in respect of each such Insurance Policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium and/or collateral.  The Insurance Policies are for such amounts as are required by Law and any Company Material Contract.  The Insurance Policies are in full force and effect, all premiums and/or collateral has been posted in necessary amounts or has otherwise been paid, and each of the Company and its Subsidiaries is otherwise in compliance with the terms and provisions of such Insurance Policies, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15.                         Absence of Certain Changes or Events.  Since February 25, 2012, there has not occurred any Company Material Adverse Effect or any event, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16.                         Investigations; Litigation.  (a)  There is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries  that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) there are no civil, criminal or administrative actions, claims, arbitrations, suits, inquiries, investigations or proceedings (including any charges, notices or inquiries made or given by any Governmental Entity, whether by subpoena, request for information or otherwise) pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case, that would reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect or to prevent or materially delay or impair the consummation of the Offer or the other transactions contemplated by this Agreement.

Section 3.17.                         Finders or Brokers.  Except for Goldman, Sachs & Co., Greenhill and Co. and Capstone Valuation Services LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee, commission or expense reimbursement in connection with or upon consummation of the Offer or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.18.                         No Other Representations or Warranties.  The Company acknowledges and agrees that, except for the representations and warranties contained in Article IV, neither Offeror nor any other Person makes any other express or implied representation or warranty on behalf of Offeror hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF OFFEROR

Except as disclosed in the disclosure letter delivered by Offeror to the Company immediately prior to the execution of this Agreement (the “Offeror Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of Offeror Disclosure Letter shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such Offeror Disclosure Letter to such other section or subsection is reasonably apparent as to matters and items which are subject of the corresponding representation or warranty), Offeror represents and warrants to the Company as follows:

Section 4.01.                         Organization.  The Offeror is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the Offer Closing, to obtain financing for the Offer, or to consummate the Offer and the other transactions contemplated by this Agreement (an “Offeror Material Adverse Effect”).  Offeror has made available to the Company prior to the date of this Agreement a true and complete copy of the organizational documents of Offeror, as amended through the date hereof.

Section 4.02.                         Corporate Authority Relative to This Agreement; No Violation.

(a)                                 The Offeror has all requisite company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Offeror Board and no other company proceedings on the part of Offeror are necessary to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Offeror and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Offeror, enforceable against Offeror in accordance with its terms.

(b)                                 The execution, delivery and performance by Offeror of this Agreement and the consummation of the Offer by Offeror do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, (i) the filing of the pre-merger notification report under the HSR Act; (ii) compliance with the applicable requirements of the Exchange Act, including the filing of the Offer Documents; and (iii) compliance with any applicable state securities or blue sky laws (collectively, clauses (i) through (iii), the “Offeror Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have an Offeror Material Adverse Effect.

(c)                                  The execution, delivery and performance by Offeror of this Agreement and the consummation by Offeror of the Offer and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Offeror or any of its Subsidiaries; (ii) assuming compliance with the matters referenced in Section 4.02(b) and receipt of the Offeror Approvals, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Offeror or any of its Subsidiaries or any of their respective properties or assets; or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, permit, concession, or right binding upon Offeror or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Offeror or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Offeror Material Adverse Effect.

Section 4.03.                         Investigations; Litigation.  There is no investigation or review pending (or, to the Knowledge of Offeror, threatened) by any Governmental Entity with respect to Offeror or any of its Subsidiaries which would have, individually or in the aggregate, an Offeror Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Offeror’s Knowledge, threatened) against or affecting Offeror or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have, individually or in the aggregate, an Offeror Material Adverse Effect.

Section 4.04.                         Information in the Offer Documents.  The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC and at the time of distribution or dissemination thereof to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by Offeror with respect to statements made therein supplied by the Company or its Representatives expressly for inclusion in the Offer Documents.  The Offer Documents will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

Section 4.05.                         Equity Financing.

(a)                                 The Offeror has received and accepted an executed commitment letter, dated the date hereof and attached as Exhibit C (the “Equity Commitment Letter”), from certain Persons (collectively, the “Equity Investors”) pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to invest in Offeror the amounts set forth therein (the “Equity Financing Commitments”). The Equity Commitment Letter provides that the Company is a third-party beneficiary entitled to specific performance thereof.  The cash equity committed pursuant to the Equity Commitment Letter is collectively referred to in this Agreement as the “Equity Financing.”  As of the date hereof, Offeror has delivered to the Company a true, complete and correct copy of the executed Equity Commitment Letter and any fee letters related thereto.

(b)                                 Except as expressly set forth in the Equity Commitment Letter, there are no conditions precedent to the obligations of the Equity Investors to provide the Equity Financing or any contingencies that would permit the Equity Investors to reduce the total amount of the Equity Financing.  As of the date hereof, Offeror does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Equity Commitment Letter on the Offer Closing Date, nor does Offeror have Knowledge that any of the Equity Investors will not perform their respective obligations thereunder.

(c)                                  Assuming the satisfaction of the Offer Conditions and the Equity Financing is funded in accordance with the Equity Commitment Letter, the Equity Financing shall provide Offeror with cash proceeds on the Offer Closing Date sufficient for the satisfaction of Offeror’s obligations to pay the aggregate Offer Price, to complete the Issuance and to perform the other obligations of Offeror under this Agreement.

(d)                                 As of the date hereof, the Equity Commitment Letter is valid, binding and in full force and effect and, to Offeror’s Knowledge, assuming the satisfaction of the Offer Conditions, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Offeror under the terms and conditions of the Equity Commitment Letter.  There are no commitment fees or other fees required to be paid pursuant to the terms of the Equity Commitment Letter on or before the date of this Agreement.  As of the date hereof, the Equity Commitment Letter has not been modified, amended or altered and none of the respective commitments under the Equity Commitment Letter has been withdrawn or rescinded in any respect.

(e)                                  In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Equity Financing) by Offeror or any Affiliate or any other financing or other transactions be a condition to Offeror’s obligations hereunder (it being understood that the Company’s ability to obtain specific performance to draw down the full proceeds of the Cash Equity (as defined in the SPA) is subject to the limitations set forth in Section 8.5(b) of the SPA, and that the Offer Conditions include certain requirements related to the SPA as set forth in paragraph (d) of Exhibit A hereto).

Section 4.06.                         Finders or Brokers.  Subject to the Company’s obligations under Section 8.2 of the SPA, neither Offeror nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Offer for which the Company or any of its Subsidiaries is liable.

Section 4.07.                         Ownership of Company Common Stock.  Neither Offeror nor any of its Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company and none of Offeror, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock except pursuant to this Agreement.

Section 4.08.                         Capitalization of Offeror.  All of the issued and outstanding ownership interests of Offeror are owned, as of the date hereof, by Sponsor, and, at the Effective Time will be, owned by the Persons identified on Section 4.08 of the Offeror Disclosure Letter in accordance with the applicable percentages stated therein.  Offeror has not conducted any business prior to the date hereof and has, and prior to the Offer Closing Date will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Offer and the other transactions contemplated by this Agreement.

Section 4.09.                         Limited Guarantee. Concurrently with the execution of this Agreement, Offeror has delivered to the Company the limited guarantee addressed to the Company from Cerberus Institutional Partners V, L.P. (the “Guarantor”) in the form attached as Exhibit D to this Agreement, in respect of certain payment obligations of Offeror under this Agreement, on the terms set forth therein (the “Limited Guarantee”).  The Limited Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of the Guarantor, enforceable in accordance with its terms.  No event has occurred, which, with or without notice or lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.

Section 4.10.                         Certain Arrangements. There are no Contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Offeror or any of its Affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the Transactions, the APA or to the operations of the Company after the Offer Closing Date.

Section 4.11.                         Investment.  None of Offeror or its Affiliates has an interest greater than five percent (5%) in a person that owns, controls, or operates in the United States a business (other than the business operated by ABS and its Subsidiaries) engaged in any of the lines of business in which the Company or any of its Subsidiaries is engaged.

Section 4.12.                         Securities Law Matters.  Offeror has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of shares of Company Common Stock in the Offer and the Issuance, and of protecting its interests in connection herewith. Offeror has the ability to bear the economic risk of this investment, including complete loss of the investment.  Offeror is acquiring shares of Company Common Stock for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting any participation in or otherwise distributing the same. Offeror understands that the shares of Company Common Stock to be issued in the Issuance will not have been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such party’s representations as expressed in this Section 4.12.  Offeror is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC.  Offeror understands that its shares of Company Common Stock following the Offer and Issuance may be characterized as “restricted securities” under the United States federal securities laws and that under such laws and applicable regulations such shares may be resold without registration under the Securities Act only in certain limited circumstances. Offeror acknowledges that the shares of Company Common Stock must be held indefinitely unless a sale of such shares is subsequently registered under the Securities Act or an exemption from such registration is available.

Section 4.13.                         No Additional Representations.    Offeror acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company, and based thereon and on its own knowledge, has formed an independent judgment concerning the advisability of the Offer and the Issuance.  Offeror acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company and its Subsidiaries furnished or made available to Offeror and its Representatives except as expressly set forth in Article III hereto, and neither the Company, its directors, officers, employees, agents or other representatives, nor any other Person shall be subject to any liability to Offeror or any other Person resulting from the Company’s making available to Offeror or ‘Offeror’ s use of such information, including the management presentation materials delivered to Offeror, as subsequently updated, supplemented or amended (the “Confidential Information Memorandum”), or any information, documents or material made available to Offeror in the due diligence materials provided to Offeror, including in the data room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, the Company makes no representation or warranty to Offeror with respect to (i) the information set forth in the Confidential Information Memorandum or (ii) any business or financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Confidential Information Memorandum, the data room or any management presentation.  The Offeror, on its behalf and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters.  Except as expressly set forth in Article III, Offeror is entering into the transactions contemplated hereby without any representations or warranties, express or implied, as to merchantability, satisfactory quality, or fitness for any particular purpose, in an “as is” condition and on a “where is” basis.

ARTICLE V

COVENANTS

Section 5.01.                         Conduct of Business of the Company.

(a)                                 From and after the date hereof and until the Offer Closing, and except (i) as may be required by applicable Law; (ii) as may be agreed in writing by Offeror (which consent shall not be unreasonably withheld, delayed or conditioned); (iii) as may be expressly required, contemplated or permitted by this Agreement, the other Transaction Documents or the APA; or (iv) as set forth in Section 5.01 of the Company Disclosure Letter, the Company covenants and agrees with Offeror provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.01(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)                                 Subject to the exceptions contained in clauses (i) through (iv) of Section 5.01(a) and except as set forth in the relevant subsection of Section 5.01(b) of the Company Disclosure Letter, the Company agrees with Offeror, on behalf of itself and its Subsidiaries, that from the date hereof until the Offer Closing, without the prior written consent of Offeror (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i)                                     shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid by Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries;

(ii)                                  shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its equity interests or any securities or rights convertible or exercisable into any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its equity interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)                             except as required by existing written agreements disclosed to the Offeror prior to the date hereof or Company Benefit Plans, or as otherwise required by applicable Law, shall not, and shall not permit any of its Subsidiaries to, (A) increase the compensation or other benefits payable or provided to or pay any bonus to, the Company’s and its Subsidiaries’ current or former directors, officers, employees or consultants (except for increases in compensation to the Company’s and its Subsidiaries’ stores or warehouse employees in the ordinary course of business consistent with past practice or as required by any collective bargaining agreement pertaining to employees of the Company or its Subsidiaries and increases in compensation of officers in the ordinary course of business consistent with past practice not to exceed $500,000 in the aggregate); (B) enter into any employment, consulting, change of control, severance or retention agreement with, or grant or provide any severance or termination pay to, any director, officer or employee of the Company or any of its Subsidiaries (except for (1) an agreement with an employee who has been hired to replace an employee with such an agreement; provided that the agreement with the replacement employee is on terms and conditions no less favorable to the Company than those in the agreement with the employee being replaced, (2) separation agreements entered into consistent with past practice with former employees in connection with terminations of employment in the ordinary course of business and consistent with the Company’s existing severance plans or (3) employment or consulting agreements for employees (other than officers and directors) that are new hires and are terminable on no more than 60 days’ notice without penalty); (C) exercise any discretion to accelerate the vesting or payment or any compensation or benefit under any Company Benefit Plan; (D) except as required by GAAP, change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to any Company Benefit Plan are made or the basis on which such contributions are determined; (E) establish, adopt, enter into any new, or amend or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement; (F) enter into, renew, or materially amend any collective bargaining agreement or similar agreement covering in excess of 50 employees other than any renewals or material amendments made in the ordinary course of business as a result of legally required bargaining with affected unions, including without limitation the renewal of expiring collective bargaining agreements; (G) provide any funding to any rabbi trust or similar arrangement; or (H) transfer or relocate any employees who are Pay Band 3 or above or any banner president of the Company or its Subsidiaries (except in the ordinary course of business);

(iv)                              shall not, and shall not permit any of its Subsidiaries to, (A) enter into or make any loans to any of its current or former executive officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice that do not exceed $25,000 in the aggregate) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Company Benefit Plan; (B) otherwise make any loans, advances or capital contributions to or investments in any Person (other than the Company or any of its wholly-owned Subsidiaries or loans or advances in the ordinary course of business consistent with past practice that do not exceed $25,000 in the aggregate); (C) grant any equity or equity-based awards other than new hire or promotion grants in the ordinary course of business consistent with past practice; or (D) increase the funding obligation or contribution rate of any Company

Benefit Plan subject to Title IV of ERISA, other than as required by applicable Law or the terms of the applicable Company Benefit Plan;

(v)                                 shall not, and shall not permit any of its Subsidiaries to, make any change in financial accounting policies or procedures, except as required by GAAP, SEC rule or policy or applicable Law;

(vi)                              shall not (A) adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents in any manner adverse to Offeror, (B) merge or consolidate the Company or any of its Subsidiaries with any Person; (C) adopt a plan or agreement of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries or (D) adopt or implement a stockholder rights plan inconsistent with Section 2.09(b);

(vii)                           shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable Company Option (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Options and settlement of any award under a Company Stock Plan (in accordance with its terms) outstanding on the date hereof or as may be granted after the date hereof as expressly permitted under this Section 1.01(a)(vii) and (B) the acquisition of shares of Company Common Stock from a holder of a Company Option or any other award under a Company Stock Plan in satisfaction of withholding obligations or in payment of the exercise price;

(viii)                        shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (A) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares other than the acquisition of shares of Company Common Stock from a holder of a Company Option or Company Restricted Stock Award in satisfaction of withholding obligations or in payment of the exercise price; or (B) except as expressly contemplated by the SPA or the repayment of revolving credit lines and facilities in the ordinary course of business, redeem, repurchase, prepay, defease or otherwise acquire any of the Company’s or any of its Subsidiary’s Indebtedness prior to such Indebtedness maturing or becoming due and payable;

(ix)                              shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any Indebtedness, except for:  (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries in the ordinary course; (B) to the extent in the ordinary course of business, indebtedness for borrowed money incurred to refinance any existing indebtedness for borrowed money on no less favorable terms that is voluntarily prepayable without premium, penalties or other costs in excess of $1,000,000 in the aggregate; (C)

guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company in the ordinary course, which indebtedness is incurred in compliance with this Section 5.01(b)(ix); (D) as a draw on existing credit facilities or replacements thereof; or (E) to the extent in the ordinary course, indebtedness for borrowed money not to exceed $25,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A)-(D), inclusive;

(x)                                 shall not, other than in the ordinary course of business, acquire, lease or license from any Person (by merger, consolidation, acquisition of stock or assets or otherwise) or sell, dispose of, abandon, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any equity interests or any properties or assets (including Intellectual Property) that are material to the Company and its Subsidiaries, taken as a whole, or, without limiting the generality of the foregoing, dispose of any line of business or “banner” (including, for the avoidance of doubt, the Save-A-Lot business);

(xi)                              shall not enter into, perform, or continue to effectuate any internal restructuring, merger, change in organizational status (such as conversion of any corporation to a limited liability company), intercompany transfer of assets (including, without limitation, any transfer or relocation of any material infrastructure (such as properties or data centers) or assumption or guarantee of liability, distribution, contribution, or creation, or elimination of intercompany debt or liabilities, including, but not limited to, any centralization of any merchandising, marketing or procurement business operations or functions of the Company or any of its Subsidiaries;

(xii)                           except as may be contemplated by that certain capital expenditures budget of the Company set forth in Section 5.01(b)(xi) of the Company Disclosure Letter, shall not make, authorize, or enter into any commitment to make, any (a) capital expenditures which are, in the aggregate, greater than $2,500,000 or (b) capital expenditures in respect of remodeling, store openings, expansions office refurbishments or similar activities (except, in each case, to the extent (x) necessary to maintain an asset in good repair, (y) incurred in the ordinary course or (z) related to operational emergencies); and

(xiii)                        shall not, and shall not permit any of its Subsidiaries to, enter into any management consulting agreement contemplating payments in excess of $1,000,000 in the aggregate;

(xiv)                       shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement is intended to give Offeror, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.  Notwithstanding anything in this Agreement to the contrary, the Company shall be permitted to take all actions necessary to cause Jewel Companies, Inc., SSM Holdings Company and any or all of their Subsidiaries not to be treated as an “association” under the Treasury Regulations Section 301.7701-3 (whether pursuant to a transaction treated as a liquidation under Section 332 of the Code, a reorganization under Section 368 of the Code or otherwise).

Section 5.02.                         Access.

(a)                                 Subject to compliance with applicable Laws, the Company shall afford to Offeror and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Offer Closing Date and the date this Agreement is terminated pursuant to Article VI, to the Company’s and its Subsidiaries’ properties, Contracts, commitments, books and records, other than any such matters that relate to the negotiation and execution of this Agreement.  The foregoing notwithstanding, the Company shall not be required to afford such access if the Company believes in good faith that affording such access would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege or trade secret protection to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Offeror or any of Offeror’s Representatives be permitted to perform any invasive procedure with respect to any property of the Company or any of its Subsidiaries.  Without limiting the generality of the foregoing, subject to compliance with applicable Laws, Offeror shall have access to all internal management reports prepared at the request of or provided to the Company’s chief executive officer or chief financial officer.  No investigation pursuant to this Section 5.02 or information provided, made available or delivered to Offeror pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

(b)                                 The Offeror hereby agrees that all non-public or otherwise confidential information regarding the Company or its Subsidiaries provided to it or any of Offeror’s Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of July 31, 2012, between the Company and Cerberus Capital Management, L.P. (the “Confidentiality Agreement”); provided that Offeror shall be permitted to disclose such information to the Offeror Members subject to their entering into customary confidentiality undertakings with respect to such information.

Section 5.03.                         No Solicitation.

(a)                                 Subject to the provisions of this Section 5.03, the Company agrees that:

(i)                                     neither the Company nor any Subsidiary of the Company shall, and the Company and each of its Subsidiaries shall use their reasonable best efforts to cause their Representatives and Affiliates not to, directly or indirectly, (A) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (including by amending or granting any waiver or release under, or failing to enforce, any standstill or similar contract with respect to any class of equity securities of the

Company; provided that the Company and its Subsidiaries shall be permitted to waive or release any person from or fail to enforce any provision of such standstill or contract prohibiting any person from communicating with the Company Board), (B) participate in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to, any Person that has made or, to the Company’s Knowledge, is considering making an Alternative Proposal, (C) engage in discussions regarding an Alternative Proposal with any Person that has made an Alternative Proposal, except to notify such Person as to the existence of the provisions of this Section 5.03, or (D) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under this Section 5.03); and

(ii)                                  except as provided in Section 5.03(b) and Section 6.04(b) below, neither the Company Board nor any committee thereof shall make a recommendation that stockholders of the Company do not tender into the Offer or adopt, approve, endorse or recommend or propose to adopt, approve, endorse or recommend (publicly or otherwise) an Alternative Proposal (a “Change in Recommendation”).

(b)                                 Notwithstanding anything in this Section 5.03 to the contrary, at any time after the date hereof but prior to the Offer Closing:

(i)                                     if the Company receives an Alternative Proposal after the date hereof which did not result from any breach of this Section 5.03 in any material respect and (A) which constitutes a Superior Proposal or (B) which the Company Board determines in good faith could reasonably be expected to result in a Superior Proposal, the Company may take the following actions:  (x) furnish non-public information to the third party making such Alternative Proposal, if, and only if, (1) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement having provisions as to confidential treatment of information that are substantially similar to the confidentiality provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Alternative Proposal on a private basis to the Company Board) and (2) the Company makes available to Offeror (to the extent it has not already done so) all material non-public information made available to any person making an Alternative Proposal at substantially the same time and in substantially the same form as it provides it to such other person, (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal and/or (z) require Offeror to extend the Offer to a date no later than the 40th day after the date hereof; and

(ii)                                  the Company Board may effect a Change in Recommendation (a “Permitted Change of Recommendation”) but, if in response to an Alternative Proposal, only if such Alternative Proposal was received after the date hereof and did not result from any breach of this Section 5.03 in any material respect and if not in response to an Alternative Proposal, only if in response to a material event, fact, development or circumstance (other than in connection with an Alternative Proposal) that is unknown by the Company Board as of the date hereof (an “Intervening Event”), and, in any case, prior to effecting any Permitted Change of Recommendation, (x) if in response to an Alternative Proposal, the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Alternative Proposal is a Superior Proposal (taking into account any irrevocable adjustment to the terms and conditions of the Transactions proposed prior to such time by Offeror and its Affiliates in response to such Alternative Proposal); and (y) the Company shall have provided Offeror with no fewer than four (4) calendar days’ notice of any such Permitted Change of Recommendation prior to such change (to the extent applicable, attaching a copy of the applicable Alternative Proposal (or, where no such copy is available, a description of such Alternative Proposal)), and during the four-day period, the Company agrees that, if requested by the Offeror, the Company and its Representatives shall negotiate in good faith with Offeror and its Affiliates and their Representatives regarding any such revisions to the terms of the Transactions and either (A) Offeror and its Affiliates shall not have irrevocably proposed revisions to the terms and conditions of the Transactions prior to four days after the time on which such notice is given to Offeror, or (B) if Offeror and its Affiliates within such period shall have proposed irrevocable revisions to the terms and conditions of the Transactions, the Company Board, after consultation with the Company’s financial advisors and outside legal counsel, shall have determined in good faith that, with respect to any Permitted Change of Recommendation in respect to an Intervening Event, the failure of the Company Board to effect such a Permitted Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law or, with respect to any Permitted Change of Recommendation in respect to an Alternative Proposal, that the third party’s Alternative Proposal remains a Superior Proposal with respect to Offeror’s revised proposal; provided that, with respect to a Permitted Change in Recommendation in response to an Alternative Proposal, each time material modifications to the financial terms of an Alternative Proposal determined to be a Superior Proposal are made, the time period set forth in this clause (y) shall be extended for three (3) calendar Days after notification of such change to Offeror.

(c)                                  Nothing contained in this Agreement shall prohibit the Company or its Company Board from making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law; provided that neither the Company nor the Company Board thereof may effect a Change in Recommendation except to the extent expressly permitted by this Section 5.03.

(d)                                 The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons conducted heretofore with respect to any Alternative Proposal.  The Company also shall, if it has not already done so, promptly require, to the extent it has a contractual right to do so, that each person, if any, that has heretofore executed a confidentiality agreement prior to the date of this Agreement in connection with its consideration of any Alternative Proposal return or destroy all confidential information or data heretofore furnished to it by or on behalf of the Company, as the case may be.  For the avoidance of doubt, in the event that the Company receives an Alternative Proposal after the date hereof which did not result from any material breach of this Section 5.03 from any persons with which the Company has previously engaged in discussions or negotiations, nothing in the Transaction Documents shall prevent the Company from taking any actions consistent with Section 5.03(b) with respect to such persons.

(e)                                  The Company shall promptly (and in no event later than 24 hours after receipt thereof) (i) notify Offeror in writing of the receipt by the Company or, to the Knowledge of the Company, by any of its Representatives, of any Alternative Proposal or request for information or inquiry, in each case, from any third party, that expressly contemplates or that the Company believes could reasonably be expected to lead to an Alternative Proposal, and (ii) provide Offeror with a copy of the Alternative Proposal, if applicable, or if such Alternative Proposal is not in writing, a summary of the material terms and conditions of such Alternative Proposal, request or inquiry (including any change to the financial terms, conditions or other material terms thereof and the terms of any and all agreements in connection therewith (including any financial arrangements)).  The Company shall keep Offeror reasonably informed, on a prompt basis, of any related material developments, discussions and negotiations related to any such Alternative Proposal, request or inquiry.

Section 5.04.                         Efforts.

(a)                                 Subject to the terms and conditions set forth in this Agreement, the Company, Offeror and Sponsor shall use all reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Offer, including (i) the obtaining of the Specified Approvals and the Offeror Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer and the other transactions contemplated by this Agreement, including by pursuing all avenues of administrative and judicial appeal; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b)                                 Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Offeror and Sponsor  shall, (i) as promptly as practicable (and in any event within ten (10) Business Days after the date hereof) after the date hereof, file any and all required Notification and Report Forms under the HSR Act with respect to the Offer and the other transactions contemplated by this Agreement, and use all reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act; (ii) use all reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) promptly making all such filings and timely obtaining all such consents, permits, authorizations or approvals; (iii) except as set forth in Section 5.04(b)(iii) of the Offeror Disclosure Letter, supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity; and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using reasonable best efforts to take all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or any other Person may assert under any Law with respect to the transactions contemplated hereby, so as to enable the Offer Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date);  provided, however, that notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement (including, for the avoidance of doubt, this Section 5.04), shall require, or be construed to require Offeror, any of its Affiliates or any Offeror Member to proffer to, or agree to, sell divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, transfer, dispose of or otherwise encumber before or after the Offer Closing, any assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or any of its Subsidiaries or of Offeror, any of its Affiliate or any Offeror Member (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company or any of its Subsidiaries of any of their respective assets, licenses, operations, rights, product lines, businesses, or interest therein or to any agreement by any such Person to take any of the foregoing actions) or to agree to make any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Offeror’s, any of its Affiliates’ or any Offeror Member’s ability to own or operate, of any such assets, licenses, product lines, businesses or interests therein or Offeror’s, any of its Affiliates’ or any Offeror Member’s ability to vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to ownership interests in the Company or any of its Subsidiaries or of Offeror, any of its Affiliates or any Offeror Member, in each case, that would reasonably be expected to have a material adverse effect on the benefits of the transaction that the Offeror reasonably anticipates, and neither the Company nor any of its Subsidiaries shall take (or agree to take) any such action, to the extent applicable, except with Offeror’s prior written consent.

(c)                                  The Company, Offeror and Sponsor shall, cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 5.04, and subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and the Offeror and Sponsor, on the other hand, shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Offeror, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions.  Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Offeror and Sponsor, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted by the Company (x) to remove proposals from third parties with respect thereto (subject to the Company’s obligations under Section 5.03), (y) as necessary to comply with contractual agreements, and (z) as necessary to address reasonable privilege or confidentiality concerns.  Each of the Company, on the one hand, and Offeror and Sponsor, on the other hand, agrees not to participate in any substantive meeting or discussion, either in Person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d)                                 If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company, on the one hand, and Offeror and Sponsor, on the other hand, shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer and the other transactions contemplated by this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.04 shall limit a party’s right to terminate this Agreement pursuant to Article VI so long as such party has, prior to such termination, complied with its obligations under this Section 5.04.

(e)                                  For purposes of this Agreement, “reasonable best efforts” shall not require Offeror to (i) seek more capital than is committed in the Equity Commitment Letter or (ii) waive any condition or agree to any changes to the Equity Commitment Letter.  Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Offer Closing Date, each of the Company, Offeror and Sponsor shall not take or agree to take any action that would reasonably be expected to prevent or delay the parties from obtaining any Governmental Approval in connection with the Transactions, or to prevent or materially delay or impede the consummation of the Transactions.

Section 5.05.                         Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Offeror and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.06.                         Public Announcements.  The Company and Offeror will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity; provided that the restrictions in this Section 5.06 shall not apply to any communication by the Company permitted under Section 5.03.  The Offeror and the Company agree to issue a joint press release announcing this Agreement.

Section 5.07.                         Stockholder Litigation.  The Company shall give Offeror the opportunity to participate, at Offeror’s expense, in the defense or settlement of any stockholder litigation against the Company and/or its directors arising after the date hereof as a result of the transactions contemplated by this Agreement.

Section 5.08.                         Notifications.  During the period commencing upon the execution and delivery of this Agreement by the parties hereto until the Offer Closing, the Company shall promptly notify Offeror, and Offeror shall promptly notify the Company, in writing after obtaining actual knowledge of any event, condition, fact or circumstance that would be likely to cause any of the Offer Conditions not to be satisfied or would be likely to give rise to the other party’s right to terminate this Agreement pursuant to Section 6.04(c) or Section 6.05(b), as applicable; provided, that a party shall not be in breach of this Section 5.08 if, promptly after obtaining actual knowledge of the event, condition, fact or circumstance, such party consults in good faith with outside counsel and determines in good faith that the event, condition, fact or circumstance was not reasonably likely to result in any of the Offer Conditions not to be satisfied or give rise to the other party’s right to terminate this Agreement pursuant to Section 6.04(c) or Section 6.05(b), as applicable (even if such event, condition, fact or circumstance ultimately results in an Offer Condition not being satisfied or gives rise to the other party’s right to terminate this Agreement pursuant to the applicable Section).

Section 5.09.                         Equity Financing.  Subject to the terms and conditions of this Agreement and the terms and conditions of the Equity Commitment Letter, Offeror shall obtain, or cause to be obtained, the proceeds of the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including (i) maintaining in effect the Equity Commitment Letter; and (ii) satisfying on a timely basis all conditions within its reasonable control in the Equity Commitment Letter and complying with its obligations thereunder.  In the event that all Offer Conditions (other than those set forth in paragraph (d) of Exhibit A and conditions that by their nature are to be satisfied by actions taken at the Offer Closing, but subject to the satisfaction or waiver in accordance with the terms hereof of such conditions substantially contemporaneously with the Offer Closing) and all conditions contained in the Equity Commitment Letter have been satisfied, Offeror shall cause the Equity Investors to fund the Equity Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Offer Closing Date (including by enforcing its rights under the Equity Financing Commitments).  Offeror shall comply with its obligations, and enforce its rights, under the Equity Commitment Letter in a timely and diligent manner.  Offeror shall give the Company prompt notice of any breach by any party to the Equity Commitment Letter.  Offeror shall not, without the prior written consent of the Company:  (A) permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace (including any replacement for any portion of the Equity Financing that becomes unavailable), the Equity Commitment Letter if such amendment, modification, waiver or replacement (1) adds new (or adversely modifies any existing) conditions to the consummation of the Equity Financing; (2) reduces the amount of the Equity Financing; (3) adversely affects the ability of Offeror to enforce its rights against other parties to the Equity Commitment Letter as so amended, replaced, supplemented or otherwise modified, relative to the ability of Offeror to enforce its rights against such other parties to the Equity Commitment Letter as in effect on the date hereof; or (4) would reasonably be expected to prevent, impede or delay the consummation of the Transactions or otherwise adversely affect the ability or likelihood of Offeror to timely consummate the Transactions or make the satisfaction of the conditions to obtaining the Equity Financing less likely to occur; or (B) terminate the Equity Commitment

Letter.  Upon any such amendment, supplement or modification of the Equity Financing Commitments in accordance with this Section 5.09, the term “Equity Financing Commitments” shall mean the Equity Financing Commitments as so amended, supplemented or modified. Offeror shall provide the Company with prompt oral and written notice of (1) any material breach or default by any party to any Equity Commitment Letter of which Offeror becomes aware and (2) the receipt of any written notice or other written communication from any Equity Investor with respect to any breach, default, termination or repudiation by any party to any Equity Commitment Letter of any provision thereof.  Offeror shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the Equity Financing.  Notwithstanding the foregoing, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Equity Financing) by Offeror or any Affiliate or any other financing or other transactions be a condition to any of Offeror’s obligations hereunder (it being understood that the Company’s ability to obtain specific performance to draw down the full proceeds of the Cash Equity (as defined in the SPA) is subject to the limitations set forth in Section 8.5(b) of the SPA, and that the Offer Conditions include certain requirements related to the SPA as set forth in paragraph (d) of Exhibit A hereto).

ARTICLE VI

TERMINATION

Section 6.01.                         Termination By Mutual Consent.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Offer Closing by mutual written consent of Offeror and the Company.

Section 6.02.                         Termination By Either Offeror or the Company.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Offer Closing or the Issuance, as applicable, by either Offeror or the Company:

(a)                                 if the Offer Closing or the Issuance, as applicable, shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 6.02(a) shall not be available to any party whose breach (or whose Affiliate’s breach) of any representation, warranty, covenant or agreement set forth in any of the Transaction Documents has caused the failure of the Offer Closing to have occurred on or before the Outside Date; or

(b)                                 if any court of competent jurisdiction shall have issued or entered an injunction or similar order permanently enjoining or otherwise permanently prohibiting the consummation of (A) the Offer and the Issuance or (B) the other transactions contemplated hereby or by the SPA and such injunction shall have become final and non-appealable; provided, however, that (i) that the party seeking to terminate this Agreement pursuant to this Section 6.02(b) and its Affiliates (in the case of Offeror’s Affiliates, pursuant to Section 10 of the Equity Commitment Letter) shall have complied with its obligations under Section 5.04 and (ii) the right to terminate this Agreement pursuant to this Section 6.02(b) shall not be available to any party (i) that has not used or whose Affiliates (in the case of Offeror’s Affiliates, in connection with Section 10 of the Equity Commitment Letter) have not used such efforts as may be required by

Section 5.04 to prevent, oppose and remove such injunction and shall have complied with any applicable provisions of Section 5.5 of the SPA.

Section 6.03.                         Termination By Either Offeror or the Company.  This Agreement shall be terminated concurrently with the termination of the SPA in accordance with the terms thereof, without further action by either party.

Section 6.04.                         Termination by the Company.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned by the Company at any time prior to the Offer Closing Date:

(a)                                 if the Offer Conditions are satisfied (other than those set forth in paragraph (d) of Exhibit A and conditions that by their nature are to be satisfied by actions taken at the Offer Closing, but subject to the satisfaction or waiver in accordance with the terms hereof of such conditions substantially contemporaneously with the Offer Closing) and Offeror fails to consummate the Offer promptly thereafter in accordance with Section 1.01;

(b)                                 the Company may terminate this Agreement and enter into a definitive agreement with respect to any Alternative Proposal received after the date hereof that is a Superior Proposal; provided that (i) the Company has complied in all respects with its obligations under Section 5.03 in any material respect; (ii) prior to taking any such action, (x) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Alternative Proposal is a Superior Proposal (taking into account any irrevocable adjustment to the terms and conditions of the Transactions proposed prior to such time by Offeror and its Affiliates in response to such Alternative Proposal) and (y) the Company shall provide Offeror with no fewer than four (4) calendar days’ notice of any such contemplated action, attaching a copy of the applicable Superior Proposal (or, where no such copy is available, a description of such Superior Proposal), and during the four-day period, the Company agrees that, if requested by Offeror, the Company and its Representatives shall negotiate in good faith with Offeror and its Affiliates and their Representatives regarding any such revisions to the terms of the Transactions and either (1) Offeror and its Affiliates shall not have irrevocably proposed revisions to the terms and conditions of the Transactions prior to four days after the time on which such notice is given to Offeror, or (2) if Offeror and its Affiliates within such period shall have proposed irrevocable revisions to the terms and conditions of the Transactions, the Company Board, after consultation with the Company’s financial advisors and outside legal counsel, shall have determined in good faith that the third party’s Alternative Proposal remains a Superior Proposal with respect to Offeror’s revised proposal; provided, further, that each time material modifications to the financial terms of an Alternative Proposal determined to be a Superior Proposal are made, the time period set forth in this clause (y) shall be extended for three (3) calendar days after notification of such change to Offeror; and (iii) concurrently with such termination the Company tenders payment to Offeror of the Company Termination Fee pursuant to Section 6.07(a) and terminates the SPA and substantially concurrently thereafter enters into or agrees to enter into such Alternative Proposal determined to be a Superior Proposal; or

(c)                                  if Sponsor, Offeror or ABS, as applicable, shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Transaction Documents, which breach or failure to perform cannot be cured by the Outside Date or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice to Offeror (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in any of the Transaction Documents).

Section 6.05.                         Termination by Offeror.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Offer Closing Date by Offeror:

(a)                                 if the Company Board shall have effected a Change in Recommendation, or if the Company fails to publicly reconfirm any recommendation by the Company Board with respect to the Offer within ten (10) Business Days following such request (provided such request may only be made in the event the Company has received a public announcement of an Alternative Proposal or any amendment to an Alternative Proposal); or

(b)                                 if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the this Agreement, which breach or failure to perform (A) would result in the failure of any Offer Condition and (B) cannot be cured by the Outside Date or, if curable, is not cured within thirty (30) days following Offeror’s delivery of written notice to the Company (provided that Offeror is not then in material breach of any representation, warranty, agreement or covenant contained in the Transaction Documents).

Section 6.06.                         Notice of Termination; Effect of Termination.  The party desiring to terminate this Agreement pursuant to this Article VI (other than pursuant to Section 6.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Article VI shall be effective immediately upon delivery of such written notice to the other party.  If this Agreement is terminated pursuant to this Article VI, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder or shareholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 6.04, this Section 6.06, Section 6.07 and Article VII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect  and (ii) except where a Company Termination Fee is paid in accordance with this Agreement and neither the Offer Closing nor the Issuance occurs, for liability of the Company arising from a Willful Breach of any of its representations, warranties, covenants or agreements under the Transaction Documents prior to and resulting in such termination, with respect to which the Company shall remain liable for any liabilities or damages arising therefrom (it being understood that any Expense Reimbursement shall be credited against any damages).

Section 6.07.                         Termination Fee.  Any provision in this Agreement to the contrary notwithstanding:

(a)                                 If the Company shall have validly terminated this Agreement pursuant to Section 6.04(b) , then the Company shall pay to Offeror a fee in the amount of $50,000,000 in cash (the “Company Termination Fee”), such payment to be made immediately prior to or concurrently with such termination.

(b)                                 If (i) (A) after the date of this Agreement, any Alternative Proposal is publicly proposed or publicly disclosed and not bona fide withdrawn prior to the Expiration Time, (B) this Agreement is validly terminated by Offeror or the Company pursuant to Section 6.02(a), by Offeror pursuant to Section 6.05, or pursuant to Section 6.03 as a result of a termination of the SPA pursuant to Section 7.1(e) or Section 7.1(h) thereunder, and (C) concurrently with or within twelve (12) months after such termination, the Company shall have entered into a definitive agreement in respect of, or shall have consummated, an Alternative Proposal (with references to “twenty percent (20%)” in the definition of Alternative Proposal deemed to be for this clause (C) references to “fifty percent (50%)”), then the Company shall pay to Offeror the Company Termination Fee in cash , such payment  to be made upon the consummation of such Alternative Proposal; or (ii) (A) this Agreement is terminated (x) pursuant to Section 6.03 as a result of a termination of the SPA pursuant to Section 7.1(b) or Section 7.1(h) thereof, due to the fact that the Refinancing (as defined in the SPA) is not available to Seller for reasons other than a breach by Offeror, Sponsor or Buyer of the Transaction Documents or any failure of the Debt Financing (as defined in the SPA) or alternative financing in accordance with Section 5.8 of the SPA to be funded or to be available to be funded or (y) by Offeror pursuant to Section 6.05(a) and (B) concurrently with or within twelve (12) months after such termination, the Company shall have entered into a definitive agreement in respect of, or shall have consummated, an Alternative Proposal (with references to “twenty percent (20%)” in the definition of Alternative Proposal deemed to be for this clause (C) references to “fifty percent (50%)”);, then in each of cases (i) and (ii) the Company shall pay to Offeror the Company Termination Fee in cash, such payment to be made upon the consummation of such Alternative Proposal.  It is expressly acknowledged and agreed by the parties that (A) in no event shall the Company be required to pay a Company Termination Fee on more than one occasion; and (B) if the Company pays any Expense Reimbursement, the amount of such Expense Reimbursement shall be credited against any Company Termination Fee payable in accordance with this Agreement and any damages recoverable arising out of this Agreement; and (C) if any damages award is paid by the Company arising out of this Agreement prior to the payment by the Company of a Company Termination Fee or Expense Reimbursement, such damages shall be credited against any Company Termination Fee or Expense Reimbursement payable in accordance with this Agreement.  Following receipt by Offeror of the Company Termination Fee in accordance with Section 6.07(a) or this Section 6.07(b), the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Offeror, including pursuant to Section 6.06 in respect of a Willful Breach.

(c)                                  If this Agreement is terminated pursuant to Section 6.03 as a result of a termination of the SPA pursuant to Section 7.1(b) or Section 7.1(h) thereof, due to the fact that the Refinancing (as defined in the SPA) is not available to Seller for reasons other than a breach by Offeror, Sponsor or Buyer of the Transaction Documents or any failure of the Debt Financing (as defined in the SPA) or alternative financing in accordance with Section 5.8 of the SPA to be funded or to be available to be funded, then the Company shall reimburse Offeror for up to $25,000,000 of the out-of-pocket expenses incurred to date by Offeror and its Affiliates in connection with the Transactions) (the “Expense Reimbursement”), such payment to be made no later than three (3) Business Days after termination of this Agreement; it being understood and agreed by the parties that payment of the Expense Reimbursement shall not impair Offeror’s rights under subsection (b) above or to seek damages in the event of a Willful Breach pursuant to Section 6.06 (subject to the netting provisions set forth above).

(d)                                 The parties acknowledge that the agreements contained in this Section 6.07 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties would not have entered into this Agreement; accordingly, if either party fails to timely pay an amount due pursuant to this Section 6.07, the defaulting party shall pay the non-defaulting party interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(e)                                  Notwithstanding anything to the contrary in this Agreement, in the event Offeror fails to effect the Offer Closing or otherwise breaches this Agreement, then, except for (x) an order of specific performance as and only to the extent expressly permitted by Section 7.11, the Equity Commitment Letter, and/or the Limited Guarantee or (y) any remedy available at law or equity with respect to a covenant to be performed following the Offer Closing or the Issuance, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against any former, current and future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Sponsors, Offeror or Equity Investors or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (each, a “Offeror Related Party,” and collectively, “Offeror Related Parties”) in respect of this Agreement, any contract or agreement executed in connection herewith (including the Equity Commitment Letter and the Limited Guarantee) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article VI and the SPA in accordance with its terms and collect thereunder or as otherwise provided in the Sponsor Guarantee (as defined in the SPA), if due, (i) the applicable Buyer Termination Fee under the SPA and (ii) any interest payable pursuant thereto, and upon payment of all such amounts, no Offeror Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract or agreement executed in connection herewith (including the Equity Commitment Letter and the Limited Guarantee) or any of the transactions contemplated hereby or thereby.

(f)                                   Notwithstanding anything to the contrary in this Agreement, in the event the Company breaches this Agreement, then, except for (x) an order of specific performance as and only to the extent expressly permitted by Section 7.11 or, in lieu of such order of specific performance, (y) any remedy for damages in the case of a Willful Breach in circumstances in which the Company Termination Fee would not be payable, or (z) any remedy available at law or equity with respect to a covenant to be performed following the Offer Closing, the Offeror’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against any former, current and future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Company or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (each, a “Company Related Party, “ and collectively, “Company Related Parties”) in respect of this Agreement, any contract or agreement executed in connection herewith and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article VI and collect hereunder, if due, (i) the Company Termination Fee and (ii) any interest payable pursuant to Section 6.07(c), and upon payment of all such amounts, no Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby.

ARTICLE VII

MISCELLANEOUS

Section 7.01.                         Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“ABS” has the meaning set forth in the Recitals.

“Additional Directors” has the meaning set forth in Section 1.04(a)(iii).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” means any bona fide written proposal or offer made by any third party (other than that contemplated by this Agreement) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any Person of (A) any line of business of the Company or its Subsidiaries or (B) more than twenty percent (20%) of the assets of the Company on a consolidated basis, or (iii) the acquisition by any Person of more than twenty percent (20%) of the outstanding shares of Company Common Stock.

“APA” has the meaning set forth in the Recitals.

“Asset Purchase” has the meaning set forth in the Recitals.

“Beneficially Ownership” means the ownership of any securities of which such Person or any such Person’s Affiliates is considered to be a “Beneficial Owner” under Rule 13d-3 under the Exchange Act.

“Business Day” means any day, other than Saturday, Sunday or any day on which the banks in New York are authorized by Law or executive order to be closed.

“Change in Recommendation” has the meaning set forth in Section 5.03(a)(ii).

“Code” has the meaning set forth in Section 1.05.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” means all compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(4) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, paid time-off, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any Multiemployer Plan), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article III.

“Company Material Adverse Effect” has the meaning set forth in Section 3.01.

“Company Material Contract” has the meaning set forth in Section 3.13(a)(vi).

“Company Options” means each option to purchase shares of Company Common Stock pursuant to a Company Stock Plan.

“Company Performance Awards” means each performance award granted pursuant to a Company Stock Plan that is outstanding as of the Offer Closing Date.

“Company Permits” has the meaning set forth in Section 3.08(b).

“Company Preferred Stock” has the meaning set forth in Section 3.02.

“Company Related Party” and “Company Related Parties” have the meanings set forth in Section 6.07(f).

“Company Restricted Stock Award” means each award of shares of Company Common Stock subject to forfeiture conditions granted pursuant to a Company Stock Plan.

“Company Restricted Stock Unit Award” means each award of restricted stock units granted pursuant to a Company Stock Plan that vests solely based on continued service.

“Company SEC Documents” has the meaning set forth in Section 3.05(a).

“Company Stock Plan” means any of (i) the Supervalu Inc. 1993 Stock Plan, as amended April 17, 2007, (ii) the Supervalu Inc. 1997 Stock Plan, (iii) the Supervalu Inc. 2002 Stock Plan, (iv) the Supervalu Inc. 2007 Stock Plan, (v) the Supervalu Inc. 2012 Stock Plan, (vi) the Albertson’s Inc. 2004 Equity and Performance Incentive Plan and (vii) the Albertson’s Inc. Amended and Restated 1995 Stock-Based Incentive Plan.

“Company Termination Fee” has the meaning set forth in Section 6.07(a).

“Confidential Information Memorandum” has the meaning set forth in Section 4.13.

“Confidentiality Agreement” has the meaning set forth in Section 5.02(b).

“Contract” means any written or oral contract, agreement, indenture, note, bond, loan, guarantee, instrument, lease, conditional sales contract, mortgage, deed of trust, license, franchise, insurance policy, commitment or other arrangement or agreement.

“Cross-License Agreement” means that Cross-License Agreement between the Company and ABS, to be entered into concurrently with the consummation of the Stock Purchase.

“Demand Registration” has the meaning set forth in Section 2.01.

“DGCL” means the General Corporation Law of the State of Delaware.

“Equity Commitment Letter” has the meaning set forth in Section 4.05(a).

“Equity Financing” has the meaning set forth in Section 4.05(a).

“Equity Financing Commitments” has the meaning set forth in Section 4.05(a).

“Equity Investors” has the meaning set forth in Section 4.05(a).

“ERISA” has the meaning set forth in the definition of “Company Benefit Plans.”

“Exchange Act” has the meaning set forth in Section 1.01(a).

“Expense Reimbursement” has the meaning set forth in Section 6.07(c).

“Expiration Time” has the meaning set forth in Section 1.01(d).

“GAAP” means United States generally accepted accounting principles.

“Governance Standstill Restrictions” has the meaning set forth in Section 2.09(a).

“Governmental Entity” has the meaning set forth in Section 3.04(b).

“Guarantor” has the meaning set forth in Section 4.09.

“Holders’ Counsel” has the meaning set forth in Section 2.04(b).

“HSR Act” has the meaning set forth in Section 1.01(e).

“Indebtedness” has the meaning set forth in Section 3.13(a)(vi).

“Indemnified Party” has the meaning set forth in Section 2.07(c).

“Indemnifying Party” has the meaning set forth in Section 2.07(c)

“Initial Expiration Time” has the meaning set forth in Section 1.01(d).

“Intellectual Property” has the meaning set forth in Section 3.12(a).

“Interested Transaction” has the meaning set forth in Section 1.04(e).

“Issuance” has the meaning set forth in Section 1.03(a).

“Issued Share Amount” has the meaning set forth in Section 1.03(a).

“Issued Shares” has the meaning set forth in Section 1.03(a).

“Knowledge”  means (a) with respect to Offeror, the actual knowledge after reasonable inquiry of the individuals listed on Section 7.01 of the Offeror Disclosure Letter and (b) with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Section 7.01 of the Company Disclosure Letter.

“Law” and “Laws” have the respective meanings set forth in Section 3.08(a).

“Lien” means a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, permit, concession or right binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“Limited Guarantee” has the meaning set forth in Section 4.09.

“Loss” and “Losses” have the respective meanings set forth in Section 2.07(a).

“Multiemployer Plans” has the meaning set forth in Section 3.11.

“NAI” has the meaning set forth in the Recitals.

“New Directors” has the meaning set forth in Section 1.04(a)(iii).

“NYSE” has the meaning set forth in Section 1.01(e).

“Offer” has the meaning set forth in the Recitals.

“Offer Cap” has the meaning set forth in the Recitals.

“Offer Closing” has the meaning set forth in Section 1.01(f).

“Offer Closing Date” has the meaning set forth in Section 1.01(f).

“Offer Conditions” has the meaning set forth in Section 1.01(b).

“Offer Documents” has the meaning set forth in Section 1.01(h).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 1.01(c).

“Offeror” has the meaning set forth in the Preamble.

“Offeror Approvals” has the meaning set forth in Section 4.02(b).

“Offeror Board” has the meaning set forth in the Recitals.

“Offeror Designees” has the meaning set forth in Section 1.04(a)(ii).

“Offeror Disclosure Letter” has the meaning set forth in Section 4.01.

“Offeror Material Adverse Effect” has the meaning set forth in Section 4.01.

“Offeror Member” has the meaning set forth in Section 2.10(d).

“Offeror Related Directors” has the meaning set forth in Section 2.09(a).

“Offeror Related Party” and “Offeror Related Parties” have the meanings set forth in Section 6.07(e).

“Outside Date” has the meaning set forth in Section 1.01(e).

“Other Company Stock Awards” means stock appreciation rights, whether settled in stock or cash, granted pursuant to a Company Stock Plan.

“PBGC” has the meaning set forth in Section 3.09(a).

“Permitted Change in Recommendation” has the meaning set forth in Section 5.03(b)(ii).

“Permitted Lien” means a Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity, (D) that is disclosed on the most recent consolidated balance sheet of the Company or notes thereto disclosed to Offeror prior to the date hereof, or (E) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such Person.

“Piggyback Registration” has the meaning set forth in Section 2.02(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.

“Registrable Securities” has the meaning set forth in Section 2.01(a).

“Registration Expenses” has the meaning set forth in Section 2.04(a).

“Registration Request” has the meaning set forth in Section 2.01(a).

“Registration Statement” has the meaning set forth in Section 2.01(a).

“Representatives” has the meaning set forth in Section 5.02(a).

“Restricted Offeror Persons” has the meaning set forth in Section 2.09(a).

“Restricted Representatives” has the meaning set forth in Section 2.09(c).

“Schedule 14D-9” has the meaning set forth in Section 1.02(a).

“Schedule TO” has the meaning set forth in Section 1.01(h).

“SEC” has the meaning set forth in Section 1.01(e).

“Securities Act”  means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shelf Registration Statement” means a registration statement of the Company for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act.

“Short-Form Registration” has the meaning set forth in Section 2.01(c).

“SPA” has the meaning set forth in the Recitals.

“Special Registration” has the meaning set forth in Section 2.02(a).

“Specified Approvals” has the meaning set forth in Section 3.04(b).

“Sponsor” has the meaning set forth in the Preamble.

“Stock Purchase” has the meaning set forth in the Recitals.

“Subject Securities” has the meaning set forth in Section 2.09(a)(i).

“Subsidiary” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership); provided that “Subsidiaries” of the Company shall be deemed to exclude NAI and its Subsidiaries, except for purposes of Section 3.05(b), in which case NAI and its Subsidiaries shall be deemed to be Subsidiaries of the Company.

“Superior Proposal” means an Alternative Proposal (with all percentages included in the definition of “Alternative Proposal” increased to 50% for purposes of this definition) received after the date hereof that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and considering such factors as the Company Board considers to be appropriate, including whether such transaction is (i) reasonably capable of being consummated in accordance with its terms, and (ii) more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated by this Agreement.

“Taxes” has the meaning set forth in Section 3.10(b).

“Tax Return” has the meaning set forth in Section 3.10(b).

“Tendered Share Amount” has the meaning set forth in Section 1.03(a).

“Termination Date” has the meaning set forth in Section 5.01.

“Transaction Documents” has the meaning set forth in the SPA.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer” has the meaning set forth in Section 2.10(a).

“TSA” means that Amended and Restated Transition Services Agreement between ABS and the Company, to be entered into concurrently with the consummation of the Stock Purchase.

“Willful Breach” means a material breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would cause a material breach of this Agreement.

Section 7.02.                         Interpretation; Construction.

(a)                                 The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a “Section,” “Exhibit” or “Schedule,” such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to “$” or “dollars” is to U.S. dollars.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the Company Disclosure Letter.  An accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP.  Any disclosure made in any section or subsection of the Company Disclosure Letter pertaining to the representations and warranties of a party shall be deemed disclosed with respect to any other section or subsection pertaining to the representations and warranties of such party to the extent that the relevance of any disclosed event, item or occurrence in such Company Disclosure Letter to such other section or subsection is reasonably apparent.

(b)                                 The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)                                  Any breach by an Equity Investor (or its Affiliates) of, or failure to perform or comply with, its obligations under Section 10 of the Equity Commitment Letter with respect to any provision of the Transaction Documents shall be deemed to be a breach by Offeror, and failure to perform and comply with, such provision of the Transaction Documents for purposes of Section 1.04, Article VI, Section 7.11, Exhibit A and the definitions used therein.

Section 7.03.                         Survival.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Offer Closing Date.  This Section 7.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Offer Closing Date.  The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 7.04.                         Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the Personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7.04, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.05.                         Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 7.05.

Section 7.06.                         Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Offeror or the Sponsor (except in the case of Offeror, notices shall be addressed to “Symphony Investors LLC, c/o Cerberus Capital Management, L.P.”):

Cerberus Capital Management, L.P.

875 Third Avenue

11th Floor

New York, NY 10022

Facsimile:                                         (212) 755–3009
Attention:                                         Lenard B. Tessler

Mark A. Neporent, Esq.

Lisa A. Gray, Esq.

with a copy to:

Cerberus Capital Management, L.P.
875 Third Avenue
11th Floor
New York, New York 10022
Facsimile:                                         (212) 755–3009
Attention:                                         Lenard B. Tessler

Mark A. Neporent, Esq.

Lisa A. Gray, Esq.

and

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Facsimile:                                         (212) 593–5955
Attention:                                         Stuart D. Freedman, Esq.
                                                                                                Robert B. Loper, Esq.
                                                                                                John M. Pollack, Esq.

To the Company:

Supervalu Inc.

7075 Flying Cloud Drive

Eden Prairie, Minnesota 55344

Facsimile:

Attention:

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:                                         (212) 403–2000
Attention:                                         David M. Silk, Esq.
                                                                                                Igor Kirman, Esq.
                                                                                                DongJu Song, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, Personally delivered or received.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 7.07.                         Entire Agreement; No Third Party Beneficiaries.  This Agreement (including Exhibit A hereto), the Equity Commitment Letter, the Limited Guarantee, the APA, the SPA, the TSA, the Cross-License Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof.  In the event of any inconsistency between the statements in the body of this Agreement, the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the Offeror Disclosure Letter (other than an exception expressly set forth as such in the Offeror Disclosure Letter), the Confidentiality Agreement, the Equity Commitment Letter, the Limited Guarantee, the SPA, the APA, the TSA or the Cross-License Agreement in respect of the Offer, the statements in the body of this Agreement will control.  This Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.15 without notice or liability to any other Person.  The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 7.08.                         Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  If any provision of this Agreement is so broad as to be unenforceable, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties.

Section 7.09.                         Assignment.  The rights to cause the Company to register Registrable Securities pursuant to Article II may be assigned by Offeror to any transferee that acquires Registrable Securities in compliance with Section 2.10(a)(A).  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including any permitted acquiror of all or substantially all of the assets of a party hereto.  The Company may not assign its rights or obligations hereunder without the prior written consent of Offeror and each permitted transferee.  Except as permitted pursuant to this

Section 7.09, Offeror may not assign its rights or obligations hereunder without the prior written consent of the Company.  No assignment shall relieve the assigning party of any of its obligations hereunder.  Any attempt at assignment not in compliance with this Section 7.09 shall be null and void and without legal effect.  Prior to any pre-Offer Closing internal reorganization of Offeror, including any transfer of all or a majority of their respective assets to an Affiliate, Offeror shall consult with the Company to ensure that the rights of the Company hereunder and under the Transaction Documents are not adversely affected by such reorganization, and such internal reorganization shall require the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

Section 7.10.                         Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 7.11.                         Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Chancery Court of the State of Delaware or any Delaware federal court, in addition to any other remedy to which they are entitled at Law or in equity.  None of the parties shall oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 7.11 on the basis that any other party has an adequate remedy at law or that any award of equitable relief is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such injunction or order. Notwithstanding anything to the contrary in this Agreement, the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief with respect to causing Offeror to cause the Equity Financing or taking any such action with respect to the Offeror Members, shall be subject to the requirement that all of the Offer Conditions (other than those set forth in paragraph (d) of Exhibit A and conditions that by their nature are to be satisfied by actions taken at the Offer Closing, but subject to the satisfaction or waiver in accordance with the terms hereof of such conditions substantially contemporaneously with the Offer Closing) have been satisfied or waived as of the expiration of the Offer.

Section 7.12.                         Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile or .pdf), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 7.13.                         Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees and expenses.

Section 7.14.                         Amendment.  Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended or supplemented in any and all respects, whether before or after the Offer Closing, by written agreement signed by each of the parties hereto.  From and after the Offer Closing, any amendment or supplement of this Agreement, or the rights and obligations hereunder, by the Company shall not be valid unless approved by a majority of the directors of the Company that are not Offeror Related Directors.

Section 7.15.                         Extension; Waiver.  At any time prior to the Offer Closing Date, Offeror, on the one hand, or the Company, on the other hand, may, (i) extend the time for the performance of any of the obligations of the other party(ies), (ii) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (iii) waive the other party(ies) compliance with any of the covenants, agreements or conditions contained in this Agreement.  From and after the Offer Closing, any waiver, extension or enforcement of this Agreement, or the rights and obligations hereunder, by the Company shall not be valid unless approved by a majority of the directors of the Company that are not Offeror Related Directors.  Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

SUPERVALU INC.

By	/s/ Wayne Sales
Name:	Wayne Sales
Title:	Chief Executive Officer and Chairman

SYMPHONY INVESTORS LLC

By: CERBERUS CAPITAL MANAGEMENT, L.P. its Managing Member

By	/s/ Mark Neporent
Name:
Title:

For purposes of Section 2.09, Section 2.10 and Section 5.04:

CERBERUS CAPITAL MANAGEMENT, L.P.

By	/s/ Mark Neporent
Name:
Title:	Senior Managing Director

EXHIBIT A

CONDITIONS TO OFFER

Notwithstanding any other term of the Offer or this Agreement, Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Offeror’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer, subject to the Offer Cap, if immediately prior to acceptance of shares of Company Common Stock for payment in the Offer any of the following conditions exists:

(a)                                 any applicable waiting period (or any extension thereof) under the HSR Act relating to the purchase of shares of Company Common Stock pursuant to the Offer shall not have expired or otherwise been terminated;

(b)                                 either (i) any injunction or similar order by any court of competent jurisdiction within the United States that prohibits the consummation of the Transactions shall have been entered and shall continue to be in effect, or any Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Transactions, or (ii) any suit, action or proceeding shall have been instituted and shall be pending, pursuant to which any U.S. federal Governmental Entity is seeking to restrain or prohibit the consummation of the Transactions and has a reasonable likelihood of success with respect thereto; provided that this condition shall not apply if any such injunction, order, Law, suit, action or proceeding does not prohibit, make illegal, or seek to restrain or prohibit the consummation of the Transactions other than the Issuance and there has been validly tendered in the Offer (and not validly withdrawn prior to any then scheduled Expiration Time) that number of shares of Company Common Stock that represents at least 19.9% of the issued and outstanding Company Common Stock as of immediately prior to such Expiration Time;

(c)                                  (i) any of the representations and warranties of the Company (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein), other than the representations and warranties in Section 3.02(a) (Capital Stock), shall not be true and correct, as of the Offer Closing as if made as and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be so true and correct as has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) any of the representations and warranties in Section 3.02(a) (Capital Stock) shall not be true and correct in all material respects as of the Offer Closing as if made at and as of such time;

(d)                                 (i) any conditions in the SPA to the consummation of the Stock Purchase (other than the condition that the conditions herein shall have been satisfied or waived and the conditions that by their terms cannot be satisfied until the consummation of the Stock Purchase) shall not have been satisfied or waived or (ii) the Stock Purchase shall not have been consummated in accordance with the SPA substantially contemporaneously with the Offer Closing;

(e)                                  the Company shall have failed to perform or comply in any material respect with any of its material agreements, obligations or covenants under this Agreement; or

(f)                                   this Agreement shall have been terminated in accordance with its terms.

Immediately prior to the expiration of the Offer, the Company shall deliver to Offeror a certificate, signed on behalf of the Company by its chief executive officer and chief financial officer and dated as of the Offer Closing Date, certifying that none of the conditions set forth in paragraphs (c) and (e) above shall be continuing as of the expiration of the Offer.

The foregoing conditions are for the sole benefit of Offeror, may be asserted by Offeror regardless of the circumstances giving rise to any such conditions, and, subject to the terms and conditions of this Agreement and applicable Law, the conditions set forth in paragraphs (c) and (e) above may be waived by Offeror, in whole or in part, at any time and from time to time in its sole discretion.  The failure by Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Notwithstanding the foregoing, for purposes of Section 1.03, paragraph (b) above shall be deemed to read as follows:

(b)                                 any injunction or similar order by any court of competent jurisdiction within the United States that prohibits the consummation of the Transactions shall have been entered and shall continue to be in effect, or any Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Transactions or any suit, action or proceeding shall have been instituted and shall be pending, pursuant to which any U.S. federal Governmental Entity is seeking to restrain or prohibit the consummation of the Transactions and has a reasonable likelihood of success with respect thereto; provided that this condition shall not apply if any such injunction, order, Law, suit, action or proceeding does not prohibit, make illegal, or seek to restrain or prohibit the consummation of the Transactions other than the Offer;

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Exhibit B

[SUPERVALU Letterhead]

Corporate Offices
PO Box 990
Minneapolis, MN  55440
(952) 828-4000

January 10, 2013

Sam Duncan
[ADDRESS]

Dear Sam:

We are pleased to outline the terms of your employment in the position of President and Chief Executive Officer of SUPERVALU INC (the “Company”) beginning as of the Commencement Date (as defined below).  We look forward to benefiting from your experience, knowledge and leadership in your new role with the Company.  This letter agreement will become effective coincident with, and is contingent upon the earlier to occur of, the “Offer Closing” and the “Issuance” (each as defined in Tender Offer Agreement, by and between Symphony Investors LLC and the Company, dated as of January 10, 2013 (the “Tender Offer Agreement”)).  If the Offer Closing and the Issuance do not occur, this letter agreement will be void ab initio and of no force or effect.

The specific terms of your employment are as follows:

TERM:  This letter agreement shall have a three-year term, beginning on the earlier of (i) the “Offer Closing Date” (as defined in the Tender Offer Agreement) and (ii) the date of the Issuance (in the case of either (i) or (ii), the “Commencement Date”) and ending on the third anniversary of the Commencement Date, unless terminated earlier by either party at any time and for any reason (the “Term”).  The Term is subject to extension only by a mutual, written, signed agreement by you and the Company.

POSITIONS AND DUTIES:  While you are employed during the Term, you will (i) serve in the positions of President and Chief Executive Officer of the Company, (ii) have authority, duties and responsibilities that are commensurate with such positions and as are customarily exercised by a person holding such positions in an organization of a similar size and nature to the Company, including, without limitation, (A) overall responsibility for leading and supervising all of the Company’s businesses and operations, (B) responsibility for developing, refining and implementing the Company’s strategic plans, (C) hiring, supervising and firing of your direct reports, and (D) such other duties as the Board of Directors of the Company (the “Board”) may assign to you from time to time, and (iii) report directly to the Board.  In addition, the Board will take such action as may be necessary to appoint or elect you as a member of the Board as soon as practicable following the appointment of the two Additional Directors (as defined in the Tender Offer Agreement).  Thereafter, during the Term, the Board will nominate you for re-election as a member of the Board at the expiration of your then-current term and at the expiration of each term thereafter.

SIGNING BONUS:  You will be paid a signing bonus of $500,000 to be paid within thirty days following the Commencement Date.  This signing bonus is subject to all applicable taxes and withholdings.

SALARY:  You will earn a base salary while you are employed by the Company during the Term at an annualized rate of $1,500,000 (subject to applicable taxes and withholdings) (“Base Salary”), which will be paid in substantially equal installments in accordance with the Company’s payroll policies.

CASH BONUS:  You will have the opportunity to earn a bonus for each fiscal year of the Company that you are employed by the Company during the Term, with a minimum of zero, a target of 100% of your Base Salary and a maximum of 200% of your Base Salary, to be paid not later than 2-1/2 months following the end of such fiscal year (subject to your continued employment through such payment date).  The bonus shall be based on the attainment of performance goals proposed by the Company’s management to, and subject to the final approval of, the Leadership Development and Compensation Committee of the Board (the “Compensation Committee”) and shall be pro-rated on a linear basis for levels attained between the minimum, target and maximum.

INITIAL EQUITY GRANT:  On the Commencement Date, the Company will grant you stock options to acquire 1,500,000 shares of Company common stock (the “Initial Stock Options”) pursuant to the terms and conditions of the Company’s 2012 Stock Plan (the “2012 Plan”) with an exercise price equal to the closing price of a share of Company common stock on the New York Stock Exchange on the grant date.  The Initial Stock Options shall have the same terms and conditions as stock options generally granted during the Company’s fiscal year ending February 22, 2014 (“FY 2014”) to other executives of the Company under the 2012 Plan; provided, that, the Initial Stock Options shall vest in three equal annual installments on each anniversary of the grant date, with accelerated vesting of the Initial Stock Options upon the achievement of a per share price of Company common stock (such price, and the duration for which it must be maintained, to be established by the Compensation Committee and reflected in the Initial Stock Options grant agreement), in each case subject to continued employment through the applicable vesting date.

ANNUAL EQUITY GRANTS:  As soon as practicable following the Commencement Date, the Company shall grant you an annual equity award for FY 2014 in the form of stock options and/or performance shares, with the grant date fair value, allocation between stock options and performance shares, performance metrics and other terms and conditions to be determined by the

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Board or the Compensation Committee (as constituted following the Commencement Date).  For any fiscal years of the Company following FY 2014, the Company will grant you annual equity awards in the form of stock options and/or performance shares at the same time as annual equity awards are granted to similarly situated executives of the Company if you remain employed with the Company on such grant date, with the grant date fair value, allocation between stock options and performance shares, performance metrics and other terms and conditions to be determined by the Board or the Compensation Committee.

Equity Awards Holding Period.  You acknowledge and agree that you are (i) subject to the Company’s Executive Stock Ownership and Retention Program, as in effect from time to time, and (ii) required to hold all shares of Company common stock that you receive either (A) upon the exercise of stock options or (B) the vesting of any equity awards other than stock options, in each case for a one-year period following the exercise date or vesting date (the “Holding Period Requirement”), as applicable; provided, however, that the Holding Period Requirement will not apply to any shares of Company common stock that you elect to dispose of in order to pay the exercise price of stock options or satisfy income and employment tax liabilities with respect to such exercise or vesting (to the extent permitted by the terms of the 2012 Plan or the applicable award agreements).

BENEFITS:  In addition to your compensation described in the preceding paragraphs, you will be able to participate in the Company’s comprehensive benefits programs.  These programs are summarized in a document that you will receive from the Company.  You will also be entitled to reasonable personal use of the Company’s aircraft as approved by the Compensation Committee, provided that you will be responsible for all taxes incurred by you in connection with any such use.

REIMBURSEMENT OF EXPENSES:  The Company will pay or reimburse you for all reasonable travel and other business related expenses incurred by you in performing your duties as President and Chief Executive Officer in accordance with the Company’s policies and procedures as in effect from time to time; provided, however that the Company will not reimburse you for living expenses incurred by you in Minnesota or elsewhere.

PAID TIME OFF:  The Company has a Paid Time Off (PTO) policy that provides a bank of paid time for needs such as vacation, personal illness, family needs, etc.  You will be eligible for 27 days of PTO annually, which will be prorated during your first year of employment based on the Commencement Date.

EXECUTIVE DEFERRED COMPENSATION PLAN:  You will be eligible to participate in the Company’s Executive Nonqualified Deferred Compensation Plan which provides pretax deferrals of your base salary, as well as tax deferred growth and credited interest.  Enrollment in this plan occurs in December of each year.

NO OTHER ARRANGEMENTS:  You represent and warrant that as of the date hereof, except as previously disclosed to the Company in writing, you (i) are not party to any agreements or compensatory arrangements with Cerberus Capital Management, L.P., Albertson’s, LLC or any

3

of their respective affiliates (each, a “Buyer Entity” and, collectively, the “Buyer Entities”), and (ii) do not have any investments in or with any of the Buyer Entities.  Furthermore, you acknowledge and agree that, from the date hereof and through the Commencement Date and at any time while you are employed by the Company, you will not enter into or become a party to any agreements or compensatory arrangements with a Buyer Entity and you will not make any investments in or with a Buyer Entity,  in each such situation without the prior consent of the Board.

MISCELLANEOUS:  Your employment with the Company will be “at will.”  “At-will” means that either you or the Company are free to terminate the employment relationship at any time, for any reason. This letter agreement does not change the nature of your “at-will” employment and does not guarantee employment for any specific period of time.  Your status as an “at-will” employee cannot be modified except by written agreement signed by the Chair of the Compensation Committee.  Your employment is conditional upon your successful completion of the required drug screen and/or background check and your failure to successfully complete the foregoing shall result in this letter agreement being void ab initio and of no force or effect.  The Company maintains an Executive & Officer Severance Pay Plan and should your employment be terminated (other than under circumstances entitling you to severance benefits under your COC Agreement) your eligibility for severance will be determined under the terms of that plan, as in effect at the time of such termination of employment.  In addition, you will be provided with a COC Agreement, with terms consistent with COC Agreements of other senior executives of the Company, that will become effective on the Commencement Date.  In the event that you become entitled to severance payments or benefits under the Executive & Officer Severance Pay Plan or the COC Agreement, as applicable, such payments and benefits will be your sole and exclusive severance payments and benefits and you will not be entitled to any other severance payments or benefits from the Company, including, without limitation, continued base salary or bonus entitlements pursuant to this letter agreement.  For the avoidance of doubt, the transactions contemplated by the Tender Offer Agreement and any related transaction shall not constitute a Change of Control for the purposes of your COC Agreement.

NON-COMPETE, NON-SOLICITATION, CONFIDENTIALITY AND MANDATORY ARBITRATION:  By accepting this offer, you agree to the Confidentiality, Non-Compete, and Non-Solicitation provisions contained in the “Terms and Conditions of Employment” attached as Exhibit A, and that are incorporated herein by reference.  You also agree that any and all employment disputes occurring during or after your employment with the Company are subject to mandatory arbitration as set forth in the “Terms and Conditions of Employment”.

LEGAL FEES:  Upon presentation of appropriate documentation, the Company will pay or reimburse you for your reasonable counsel fees incurred in connection with the negotiation and documentation of this letter agreement up to a maximum of $50,000 in the aggregate.

ENTIRE AGREEMENT:  This letter agreement is intended to be the entire agreement between the Company and you with respect to the matters described herein.  No waiver or modification shall be valid unless made in writing, signed by both you and the Chair of the Compensation Committee.

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SECTION 409A.  The Company and you intend that the payments and benefits provided for in this letter agreement either be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations thereunder, or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this paragraph.  Notwithstanding anything contained herein to the contrary, all payments and benefits paid on account of your termination of employment shall be paid or provided only at the time of a termination of your employment that constitutes a “separation from service” from the Company within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)).  Further, if at the time of your termination of employment with the Company, you are a “specified employee” as defined in Section 409A of the Code as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax or interest on account of Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to you) until the date that is at least six (6) months following your termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay you a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to you under this letter agreement during the period in which such payments or benefits were deferred.  For purposes of the limitations on non-qualified deferred compensation under Section 409A of the Code, each payment of compensation under this letter agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for certain short-term deferral amounts.  In no event may you, directly or indirectly, designate the calendar year of any payment under this letter agreement.

Notwithstanding anything to the contrary in this letter agreement, in-kind benefits and reimbursements provided under this letter agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary in this letter agreement, reimbursement requests must be timely submitted by you and, if timely submitted, reimbursement payments shall be promptly made to you following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred.  In no event shall you be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.  This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to you.

Additionally, in the event that following the date hereof the Company or you reasonably determines that any compensation or benefits payable under this letter agreement may be subject to Section 409A of the Code, the Company and you shall work together to adopt such amendments to this letter agreement or adopt other policies or procedures (including

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amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this letter agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this letter agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to tax penalties, accelerated taxation or interest on account of Section 409A of the Code.

CONTROLLING LAW:  This letter agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Minnesota.

SEVERABILITY:  You agree that the terms of this letter agreement are severable, and if any provision of this letter agreement is found to be void and unenforceable by a court, that judgment will not affect, impair or invalidate the remainder of this letter agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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If the foregoing accurately expresses our mutual understanding, please execute the enclosed copy of this letter in the space provided below, and return to the undersigned.

Sincerely,

Susan E. Engel, Chair, Leadership Development
and Compensation Committee

AGREED AND ACCEPTED:

SAM DUNCAN

EXHIBIT “A”

TERMS AND CONDITIONS OF EMPLOYMENT

The following are confidentiality, noncompete, nonsolicitation and mandatory arbitration agreements referenced in the attached offer letter.  By accepting this offer of employment, you agree to these terms and conditions.  As they concern important legal rights, you are urged to read carefully, and consult counsel, if necessary, to ensure you understand these provisions.

As used below, “You” refers to the individual to whom this offer of employment is being extended.  “Company” refers to SUPERVALU INC., and all of its subsidiaries, affiliates, and related companies.

You affirm, agree and understand that the offer letter, as attached, includes the following provisions, and that by accepting the Company’s offer of employment, You agree to abide by, and be bound by, the following:

1.                                      Confidentiality.  You acknowledge that, in the course of your employment with the Company, You will have access to Confidential Information that was obtained or developed by the Company at great expense and that is zealously guarded from unauthorized disclosure.  Your access to and possession of this Information will be due solely to your employment with the Company.  You agree You will not, at any time during or following termination of employment for any reason, disclose, use, or otherwise make available to any third party, any Confidential Information relating to the Company’s business, products, services, customers, vendors, or suppliers; trade secrets, data, specifications, techniques; long and short term plans, existing and prospective client, vendor, supplier, and employee lists, contacts, and information; financial, personnel, and information system information and applications; and any other information concerning the business of the Company which is not disclosed to the general public or known in the industry, except with the express written consent of the Company.  All Confidential Information, including all copies, notes regarding, and replications of such Confidential Information will remain the sole property of the Company, as applicable, and must be returned to the Company immediately upon your termination from the Company.

2.                                      Non-Solicitation of Customers, Vendors, or Suppliers.  You specifically acknowledge that the Confidential Information described above includes confidential data pertaining to existing and prospective customers, vendors, and suppliers of the Company; that such data is a valuable and unique asset of the business of the Company, and that the success or failure of their businesses depends upon their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors, and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors and suppliers.  Therefore, You agree that for twelve (12) months following the date of your termination from the Company, You will not (except on behalf of the Company, or with the Company’s express written consent) solicit, approach, contact or attempt to solicit, approach, or contact, either directly or indirectly, on your own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors, or suppliers of the Company with whom You had contact or about whom You gained Confidential Information during Your employment with the Company for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the “Business of the Company” (as defined below) or cause such customer, supplier, or vendor to materially change or terminate its business or commercial relationship with the Company.  This provision is in addition to, and not in lieu of, similar provisions in any other agreement(s) between You and the Company.

3.                                      Non-Solicitation of Employees.  You specifically acknowledge that the Confidential Information described above also includes confidential data pertaining to Employees and agents of the Company, and You further agree that for twelve (12) months following your termination of employment, You will not, directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage, or induce any of the employees or agents of the Company to terminate their employment or agency with the Company.

4.                                      Non-Competition.  You covenant and agree that for twelve (12) months following your termination of employment, You will not, in any geographic market in which You worked on behalf of the Company, or for which You had any sales, marketing, operational, logistical, or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner, or in any other capacity, a business competitive with the Business of the Company.

a.                                      The “Business of the Company” shall mean any business or activity involved in grocery or general merchandise retailing and supply chain logistics, including but not limited to grocery distribution, business-to-business portal, retail support services, and third-party logistics, of the type provided by the Company, or presented in concept to You by the Company at any time during your employment with the Company.

b.                                      To “engage or carry on” shall mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly-traded company) or to consult, work in, direct, or have responsibility for any area of such business, including but not limited to operations, logistics, sales, marketing, finance, recruiting, sourcing, purchasing, information technology, or customer service.

5.                                      Mandatory Arbitration.  You covenant and agree that any controversy or claim arising out of or relating to your employment relationship with the Company or the termination of that relationship must be submitted for final and binding resolution by a private and impartial arbitration, under the Employment Dispute Resolution rules of the American Arbitration Association.  This includes, but is not limited to, any claim that could be asserted in court or before an administrative agency or claims for which You have an alleged cause of action, including without limitation claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination, harassment or retaliation under local, state or federal statutes; claims for wrongful discharge; claims for violations of the Family and Medical Leave Act or any other local, state, federal or other governmental law, statute, regulation, and whether based on statute or common law.  This includes claims against the Company, any of its affiliated or subsidiary entities, or its individual officers, directors, or employees.

This does not include the following claims:

a.                                      Claims for workers compensation or unemployment benefits;

b.                                      Claims under the National Labor Relations Act, as amended;

c.                                       Claims based on current or future employee benefit and/or welfare plans that contain a dispute resolution procedure therein; or

d.                                      Claims by the Company for injunctive or other equitable relief based on your alleged breach of covenants under this Exhibit A.

The burden of proof at arbitration shall be on the party seeking relief.  Each party shall bear its own costs and attorneys fees.  In reaching a decision, the arbitrator shall apply the governing substantive law applicable to the claims, causes of action and defenses asserted by the parties.  The arbitrator shall have the power to award all remedies that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law.

However, you agree that in the event that your employment with the Company is terminated for Cause (as defined above), that such termination will be determined by the Company in its sole discretion in a manner consistent with the terms of the Company’s Executive & Officer Severance Pay Plan and such decision will be final and binding as approved by the Company’s Board of Directors.

You also agree that the arbitration procedure described herein does not alter your status as an “at-will” employee, meaning both you and the Company have the right to terminate employment at any time and for any reason.

6.                                      Governing Law.  You agree that the internal law, and not the law of conflicts, of the State of Minnesota, shall govern all questions concerning the validity, construction and effect of this Agreement.

EXHIBIT C
Execution Version

January 10, 2013

Symphony Investors LLC

c/o Cerberus Capital Management, L.P.

875 Third Avenue
New York, NY 10022

Re:          Equity Financing Commitment

Ladies and Gentlemen:

Reference is made to the Tender Offer Agreement, dated as of the date hereof (as amended or modified from time to time in accordance with its terms and the terms of the Investor Agreement (as defined below), the “TOA”), by and among Symphony Investors LLC, a Delaware limited liability company (the “Offeror”), SUPERVALU INC., a Delaware corporation (“SVU”), and, solely for purposes of Section 2.09, Section 2.10 and Section 5.04 of the TOA, Cerberus Capital Management, L.P. (“Cerberus”).  Capitalized or other terms used and not defined herein but defined in the TOA shall have the meanings ascribed to them in the TOA.  This letter agreement is being delivered by each “Equity Investor” set forth on Annex A (each an “Equity Investor”, and, collectively, the “Equity Investors”) and, solely for purposes of Section 10, by each “Sponsor” set forth on Annex A (each, a “Sponsor”), to the Offeror in connection with the execution of the TOA.  Concurrently with the execution of this letter agreement, the parties hereto are entering into an Investment and Interim Investors Agreement (the “Investor Agreement”).

1.     Commitments.  This letter agreement confirms the commitment to the Offeror of each Equity Investor, on a several (and not joint or joint and several) basis and subject to the conditions set forth herein, to purchase (or cause an assignee permitted by the terms of Section 3(a) to purchase), equity interests of the Offeror at the Offer Closing representing immediately after the Offer Closing the percentage of outstanding equity interests of Offeror set forth opposite such Equity Investor’s name on Annex A (with respect to each Equity Investor, its “Subject Equity Securities”), for an amount of cash equal to the “Commitment Amount” set forth opposite such Equity Investor’s name on Annex A (such amount, with respect to each Equity Investor, its “Commitment”), in each case, solely for the purpose of consummating the transactions contemplated by the TOA and the payment of related expenses.  The parties agree that (i) the equity interests to be issued pursuant to this letter agreement shall be in the same form and be pari passu and (ii) no Equity Investor (together with its permitted assigns) shall under any circumstances be obligated under this letter agreement to purchase any equity of the Offeror for a purchase price in excess of its Commitment.  Offeror hereby confirms that (i) as of the date hereof, it has no equity interests outstanding and (ii) as of the Closing, it shall have no interests outstanding other than equity interests issued pursuant to this letter agreement.  Subject to the terms and conditions of the Investor Agreement, the Offeror hereby agrees to issue each Equity Investor its Subject Equity Securities concurrently with the funding of its Commitment.  Each Equity Investor hereby confirms that it has funds or capital commitments in an amount not less that such Equity Investor’s Commitment that may be called to satisfy such Equity Investor’s obligations hereunder without satisfaction of conditions outside such Equity Investor’s control

(other than the conditions set forth herein and the TOA).  The obligation of each Equity Investor (together with its permitted assigns) to fund its Commitment, and the Offeror to issue the Subject Equity Securities to each Equity Investor, is subject to (i) the terms of this letter agreement, (ii) the satisfaction or waiver by the Offeror (with the prior written consent of the Requisite Investors (as such term is defined in, and, to the extent required under, the Investor Agreement)) of each of the Offer Conditions set forth in Exhibit A of the TOA, in each case other than those conditions that by their nature are to be satisfied by actions to be taken on the Closing Date, but subject to the satisfaction or waiver of such conditions and (iii) the substantially contemporaneous funding by each other Equity Investor (or any replacement investor in accordance with the Investor Agreement) of its Commitment hereunder.  Notwithstanding anything to the contrary in the prior sentence, to facilitate an orderly Offer Closing, each Equity Investor shall pay its Commitment Amount by wire transfer of immediately available funds to Cerberus or its designated affiliate on the second Business Day prior to the anticipated Expiration Time, which funds (x) shall be held in a segregated account, (y) shall be only used to purchase shares of Company Common Stock pursuant to the Offer or the Issuance (and pay related expenses) on behalf of the Offeror if the conditions in clauses (i) and (ii) of the prior sentence are satisfied and (z) shall be returned promptly to such Equity Investor if the Offer Closing does not occur by the sixth Business Day after the anticipated Offer Closing Date (provided that such return shall not terminate any Equity Investor’s obligations hereunder).  To the extent the aggregate amount of the Commitments is in excess of the sum of the amount required to (1) purchase shares of Company Common Stock pursuant to the Offer and the Issuance (if any) and (2) pay all related costs, expenses, and fees incurred in connection therewih (including all Offeror Expenses (as defined in the Investor Agreement)), then such excess shall be returned promptly to the Equity Investors on a pro rata basis (based on each Equity Investor’s Commitment).

2.     Termination.  Each Equity Investor’s obligation to fund its Commitment will terminate automatically and immediately upon the earliest to occur of (i) the Offer Closing if such Equity Investor has fully satisfied its Commitment pursuant to Section 1 hereof (at which time the obligation shall be discharged), (ii) valid termination of the TOA in accordance with the terms of Article VI thereof, (iii) the commencement of any litigation, claim, action, arbitration, suit, hearing or proceeding (whether civil, criminal or administrative) by SVU or any of its Affiliates (an “SVU Action”) against any Equity Investor or any Related Party (as defined below) thereof relating to this letter agreement, the TOA or any of the transactions contemplated hereby or thereby (excluding, for the avoidance of doubt, the SPA or the transactions contemplated thereby) (other than the enforcement of SVU’s rights to specific performance against the Offeror  in respect of the Equity Financing pursuant to Section 7.11 of the TOA, SVU’s rights as a third party beneficiary to specific performance by the Offeror against an Equity Investor pursuant to this letter agreement (but only (x) where SVU is entitled to specific performance pursuant to Section 7.11 of the TOA or (y) in connection with the obligations of any Sponsor or Equity Investor pursuant to Section 10 hereof) and SVU’s rights against the Guarantor pursuant to the Limited Guarantee (collectively, “Non-Prohibited Claims”)), (iv) any judgment against the Offeror that includes the payment of the Buyer Termination Fee (as such term is defined in the SPA) and (v) November 10, 2013.  Upon termination of this letter agreement, no Equity Investor shall have any further obligations or liabilities in respect of its Commitment hereunder; provided, however, such termination shall not affect the obligations of the Equity Investors under the Investor Agreement that survive termination of this letter

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agreement; provided, further, such termination shall not affect the obligations of the Equity Investors and the Sponsors pursuant to Section 10, which obligations shall survive until the termination of the applicable underlying obligations set forth in the TOA.

3.     Assignment; Amendments and Waivers; Entire Agreement.

(a)   The rights and obligations of the Offeror under this letter agreement may not be assigned or delegated (whether by operation of law, merger, consolidation or otherwise) by the Offeror without the prior written consent of each Equity Investor, and any attempted assignment shall be null and void and of no force or effect.  The rights and obligations of each Equity Investor under this letter agreement may not be assigned or delegated (whether by operation of law, merger, consolidation or otherwise) by such Equity Investor without the prior written consent of the Offeror and Cerberus, and any attempted assignment shall be null and void and of no force or effect.  Notwithstanding the foregoing, each Equity Investor may assign all or a portion of its obligations to fund its Commitment to one or more of its affiliated investment funds (including any alternative investment vehicle) that is advised by the investment manager of such Equity Investor or to any Affiliate of such Equity Investor.  No assignment pursuant to this Section 3(a) shall relieve any Equity Investor of its Commitment obligations hereunder except to the extent such obligations are actually fulfilled by any such affiliated entity.

(b)   This letter agreement may not be amended or otherwise modified except by an instrument signed by each of the parties hereto and SVU.  The observance of any provision of this letter agreement may be waived only if the party that will lose the benefit of such provision as a result of such waiver (including SVU) executes a waiver in writing.

(c)   This letter agreement, together with the Investor Agreement and, with respect to the Guarantor, the Limited Guarantee, and the Equity Commitment Letter (as defined in the SPA), together with the Investment and Interim Investor Agreement by and among the Buyer and the equity investors set forth on Exhibit A thereto and, with respect to the Guarantor, the Sponsor Guarantee (as defined in the SPA) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between the Offeror and the Equity Investors with respect to the subject matter hereof.

4.     Third Party Beneficiaries.

(a)   Except as set forth in Section 4(b), (i) this letter agreement shall be binding solely on, and inure solely to the benefit of, the Offeror and the Equity Investors, and their respective successors and permitted assigns, and (ii) nothing set forth in this letter agreement shall be construed to confer upon or give to any person, other than the Offeror and the Equity Investors, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Offeror to enforce, the Commitment or any provisions of this letter agreement; provided, that the Related Parties are express third-party beneficiaries of this letter agreement entitled to enforce each of the provisions hereof.

(b)   The Offeror, the Equity Investors and, solely for purposes of Section 10, the Sponsors, acknowledge and agree that (i) this letter agreement is a material inducement to SVU entering into the TOA and that SVU would not have otherwise entered into the TOA and

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(ii) SVU would suffer irreparable damage if any Commitment were not funded in accordance with the terms hereof or as a result of any breach of Section 10, and, accordingly, that SVU shall be an express third-party beneficiary of this letter agreement and shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this letter agreement or to enforce specifically the performance of the terms and provisions of this letter agreement, without posting of a bond or other security, in each case subject to the terms and conditions herein and in Section 7.11 of the TOA.

5.              Limited Recourse; Enforcement.

(a)   Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered contemporaneously and in connection herewith, no person (other than the Offeror and the Equity Investors and their permitted assigns (if any), to the extent provided in, and subject to the limitations of, this letter agreement) shall have any obligation hereunder and, notwithstanding that any Equity Investor or any of their permitted assigns may be a partnership or limited liability company, no person shall have any rights of recovery against, or recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith or therewith, against, any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, financing sources, assignees, successors or predecessors or attorneys or other representatives of any party hereto, or any of their successors or assigns, or any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, financing sources, assignees, successors or predecessors or attorneys or other representatives or successors or assigns of any of the foregoing (each, a “Related Party” and together, the “Related Parties”, it being understood that the foregoing and the term Related Parties shall not include the Equity Investors, the Guarantor, or the Offeror), in each case, other than (i) solely against the Equity Investors, to the extent provided in, and subject to the limitations contained in, this letter agreement and the Investor Agreement and (ii) against any Sponsors and/or any Equity Investor solely in connection with their obligations pursuant to Section 10 (collectively, the “Available Remedies”), whether by or through attempted piercing of the corporate veil, by or through any claim against any Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligations of any Equity Investor under this letter agreement or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation (in each case, other than in respect of the Available Remedies solely against the Equity Investors).  For the avoidance of doubt nothing in this Section 5(a) shall impair any rights of SVU pursuant to the Limited Guarantee, the TOA, the SPA, and the other Transaction Documents against the other parties thereto in accordance with the terms thereof.

(b)   This letter agreement may be enforced only by the Offeror, the Guarantor (subject to the terms herein and in the Investor Agreement), the Equity Investors (solely by action by the Independent Investors (as defined in the Investor Agreement) in

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accordance with the Investor Agreement) to cause Offeror to enforce this letter agreement against Cerberus and/or the Equity Investor that is an Affiliate of Cerberus) or by SVU against the Offeror to cause performance hereunder by each Equity Investor and, for purposes of Section 10, each Sponsor (subject to the terms herein and in the TOA) and only in accordance with this letter agreement.  Notwithstanding anything to the contrary in this letter agreement, none of the Offeror’s creditors shall have any right to cause the Offeror to enforce this letter agreement and none of SVU’s equityholders or creditors shall have any right to enforce or cause the Offeror to enforce this letter agreement.

(c)   Each Equity Investor hereby agrees that (i) without limiting the provisions of the Investor Agreement with respect to enforcing this letter agreement against Cerberus and any of its Affiliates party hereto and without limiting any damages or losses for which any Equity Investor or any of its Affiliates is responsible in accordance with the Investor Agreement, the agreements and obligations of each Equity Investor are not enforceable by any other Equity Investor other than the Guarantor and (ii) under no circumstances shall an Equity Investor (including, without limitation, the Guarantor) (or any of its Related Parties or assignees, including, with respect to the Guarantor, Cerberus) be liable hereunder for any special, incidental, consequential, indirect or punitive damages to any person, including the Offeror, SVU, SVU’s stockholders or any of their respective Affiliates in respect of such Equity Investor’s Commitment.

6.             Confidentiality.  This letter agreement shall be treated as confidential and is being provided solely in connection with the transactions contemplated by the TOA.  This letter agreement may not be used, circulated, quoted or otherwise referred to in any document other than the TOA, the SPA and any ancillary agreement or document with respect thereto, except with the prior written consent of each Equity Investor (so long as such consent is not unreasonably withheld, delayed or conditioned); provided that no such written consent shall be required for disclosures by the Offeror to SVU or its officers, directors, employees, advisors, representatives and agents so long as each such person agrees to keep such information confidential on terms substantially identical to the terms contained in this Section 6; provided, further, that any party hereto or SVU may disclose the existence and terms of this letter agreement to the extent required by any applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity, or pursuant to any dispute, litigation or claim arising out of or relating to the transactions contemplated hereby.  The Equity Investors hereby consent to the disclosure of the material terms of this letter agreement and the Investor Agreement in the Offer to Purchase (as defined in the TOA) and any related documentation.

7.             Governing Law.  This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall only be brought and determined in any federal court of the Southern District of New York

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or any state court located in the Borough of Manhattan, City of New York, State of New York.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7; (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.             WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.

9.             Counterparts.  This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile or portable document format (PDF) signatures shall be treated as original signatures for all purposes hereunder.

10.          Sponsor Action.  Each Sponsor agrees to, and to cause the Equity Investor set forth opposite such Sponsor’s name on Exhibit A hereto (each such Equity Investor, the “Sponsor’s Equity Investor”) to comply with the applicable terms and conditions of this letter agreement.  Each Sponsor agrees to, and to cause such Sponsor’s Equity Investor to, (i) reasonably cooperate in doing all things necessary, proper or advisable within such Sponsor’s control in connection with the satisfaction by the Offeror of its obligations under Sections 2.09 and 2.10 of the TOA and, prior to the Offer Closing, its obligations under Section 5.04 of the TOA to the same extent Sponsor (as defined in the TOA) is obligated under Section 5.04 of the TOA and (ii) to comply with Sections 2.09 and 2.10 of the TOA to the extent applicable to such Sponsor’s Equity Investor or its Affiliates.  To the extent necessary to comply with the prior sentence, each Sponsor agrees to cause its controlled Affiliates to reasonably cooperate in connection with the satisfaction by the Offeror of its obligations under Sections 2.09 and 2.10 of the TOA to the extent applicable to such controlled Affiliates and, prior to the Offer Closing, its obligations under Section 5.04 of the TOA to the same extent Sponsor (as defined in the TOA) is obligated under Section 5.04 of the TOA, provided, however, that notwithstanding anything to the contrary contained in the TOA, nothing in this letter agreement or the TOA shall require, or

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be construed to require (a) such Sponsor, Equity Investor or any of its Affiliates to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Offer Closing, any assets, licenses, operations, rights, product lines, businesses or interests therein of the Sponsor, Equity Investor or any of its Affiliates or to agree to make any material changes (including through a licensing agreement) or restriction on, or other impairment of its ability to own or operate, of any such assets, licenses, product lines, businesses or interests therein, its ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to ownership interests in Offeror or any of its Affiliates or (b) such Sponsor, Equity Investor or any of its Affiliates to provide any more capital than is committed by it under this letter agreement or waive any condition or agree to any changes to this letter agreement; provided, further, however, that in the event of a breach of this Section 10, SVU shall not be entitled hereunder to monetary damages from any Equity Investor, but rather (and without limiting the availability of specific performance as the third-party beneficiary of this letter agreement) the only monetary damages for which SVU shall be entitled as a result of such breach shall be the Buyer Termination Fee from Buyer when and if required to be paid under the SPA (subject to the limitations set forth therein).

[Signature pages follow]

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Very truly yours,

Cerberus Capital Management, L.P.

By:	/s/ Mark Neporent
Name: Mark Neporent
Title: Senior Managing Director

Cerberus Institutional Partners V, L.P.

By: Cerberus Institutional Associates II, L.L.C., its General Partner

By:	/s/ Mark Neporent
Name: Mark Neporent
Title: Senior Managing Director

Kimco Realty Services, Inc.

By:	/s/ Raymond Edwards
Name: Raymond Edwards
Title: Vice President

Jubilee Limited Partnership

By:	/s/ Benton E. Kramer
Name: Benton E. Kramer
Title: Sr. V.P.

Sei, Inc.

By:	/s/ Benton E. Kramer
Name: Benton E. Kramer
Title: Sr. V.P.

Jubilee Symphony Tender LLC

By:	/s/ Benton E. Kramer
Name: Benton E. Kramer
Title: Sr. V.P.

Lubert-Adler Real Estate Fund VI, L.P.

By: Lubert-Adler Group VI, L.P., its general partner

By: Lubert-Adler Group VI, LLC, its general partner

By:	/s/ Dean S. Adler
Name: Dean S. Adler
Title: Chief Executive Officer

Lubert-Adler Real Estate Fund VI-A, L.P.

By: Lubert-Adler Group VI-A, L.P., its general partner

By: Lubert-Adler Group VI-A, LLC, its general partner

By:	/s/ Dean S. Adler
Name: Dean S. Adler
Title: Chief Executive Officer

Lubert-Adler Real Estate Fund VI-B, L.P.

By: Lubert-Adler Group VI-B, L.P., its general partner

By: Lubert-Adler Group VI-B, LLC, its general partner

By:	/s/ Dean S. Adler
Name: Dean S. Adler
Title: Chief Executive Officer

SVU VI, LLC

By:	/s/ Dean S. Adler
Name: Dean S. Adler
Title: Chief Executive Officer

SVU VI-A, LLC

By:	/s/ Dean S. Adler
Name: Dean S. Adler
Title: Chief Executive Officer

SVU VI-B, LLC

By:	/s/ Dean S. Adler
Name: Dean S. Adler
Title: Chief Executive Officer

Klaff Realty, LP

By: Klaff Realty, Limited, its General Partner

By:	/s/ Hersch M. Klaff
Name: Hersch M. Klaff
Title: President

A-S Klaff Equity, LLC

By: Klaff Realty, LP, its Manager

By: Klaff Realty, Limited, its General Partner

By:	/s/ Hersch M. Klaff
Name:	Hersch M. Klaff
Title:	President

Accepted and agreed:

Symphony Investors LLC

By: Cerberus Capital Management, L.P., its

Managing Member

By:	/s/ Mark Neporent
Name:	Mark Neporent
Title:	Senior Managing Director

Annex A

Equity Investor Commitments

Sponsor	Equity Investor	Commitment(1)		Ownership Percentage
Cerberus Capital Management, L.P.	Cerberus Institutional Partners V, L.P.	$103.270	(2)	39.5189%
Kimco Realty Services, Inc.	Kimco Realty Services, Inc.	$39.512		15.1203%
Jubilee Limited Partnership, Sei, Inc.	Jubilee Symphony Tender LLC	$39.512		15.1203%
Lubert-Adler Real Estate Fund VI, L.P.	SVU VI, LLC	$19.329		7.3965%
Lubert-Adler Real Estate Fund VI-A, L.P.	SVU VI-A, LLC	$5.480		2.0972%
Lubert-Adler Real Estate Fund VI-B, L.P.	SVU VI-B, LLC	$14.703		5.6266%
Klaff Realty, LP	A-S Klaff Equity, LLC	$39.512		15.1203%
	Total Equity Investors	$261.318		100.00%

(1)  In millions.

(2)  Includes Management Commitments.

EXHIBIT D

Final Version

CERBERUS INSTITUTIONAL PARTNERS V, L.P.
875 Third Avenue, 11th Floor
New York, NY 10022

January 10, 2013

SUPERVALU INC.
7075 Flying Cloud Drive
Eden Prairie, MN 55344

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Tender Offer Agreement, dated as of the date hereof (the “TOA”), by and among Symphony Investors LLC (the “Offeror”) and SUPERVALU INC. (“SVU”) and, solely for purposes of Section 2.09, Section 2.10 and Section 5.04 of the TOA, Cerberus Capital Management, L.P. (“Cerberus”), pursuant to which the Offeror has agreed, subject to the terms and conditions contained therein, to commence a tender offer (as it may be amended from time to time as permitted under the TOA) to purchase up to 30% of the issued and outstanding Company Common Stock and, subject to Section 1.03 of the TOA, to purchase the Issued Shares, if applicable, and (ii) that certain letter agreement, dated as of the date hereof (the “Equity Commitment Letter”), by and among the Guarantor, the other Equity Investors named therein (such other Equity Investors, the “Co-Investors”, and together with the Guarantor, the “TOA Equity Investors”) and the Offeror, pursuant to which the TOA Equity Investors have agreed, subject to the terms and conditions contained therein, to purchase or cause to be purchased, concurrent with the Offer Closing, equity securities in the Offeror for the aggregate purchase price specified therein.  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the TOA.  References to any agreement herein shall be deemed to be to such agreement as it may be amended, modified or supplemented from time to time in accordance with its terms.

1.                                      Limited Guarantee.  (a) Subject to the terms and conditions herein, to induce SVU to enter into the TOA, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to SVU, the due and punctual payment of the Equity Financing to the Offeror (the “Obligations”); provided that, notwithstanding anything to the contrary herein, but subject to Section 1(f), it is explicitly acknowledged and agreed that if (i) the Equity Financing is paid to the Offeror in accordance with the Equity Commitment Letter, (ii) the Buyer Termination Fee (as such term is defined in the SPA) (and any interest required to be paid thereon pursuant to Section 7.3(a) of the SPA) is paid to SVU in accordance with the SPA, then, in the case of clause (i), upon payment of the Equity Financing to the Offeror, or in the case of clause (ii), upon payment of the Buyer Termination Fee (and any interest required to be paid thereon pursuant to Section 7.3(a) of the SPA) to SVU, and, for the avoidance of doubt, upon consummation of the Offer and Issuance (if applicable) in accordance with the TOA, the Guarantor’s guarantee of the Obligations will be deemed to be satisfied (the Obligations, as qualified by the limitations set forth in this proviso, the “Guaranteed Obligations”, and the Guarantor’s guarantee to satisfy such Guaranteed Obligations, the “Guarantee”).  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.  In no event shall the Guarantor be obligated hereunder to make any payment other than in respect of the Guaranteed Obligations.

(b)                                 Notwithstanding anything to the contrary contained in this Guarantee, SVU hereby agrees that to the extent that the Offeror is relieved of all or any portion of the Obligations by the satisfaction thereof or pursuant to any written agreement with SVU entered into prior to the Closing (any amount so relieved, the “Reduction Amount”), the applicable Obligations shall be reduced by an amount equal to the Reduction Amount.

(c)                                  This Guarantee is a guarantee of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guarantee, irrespective of whether any action is brought against the Offeror, any of the Co-Investors or any other Person or whether the Offeror, any Co-Investor or any other Person is joined in any such action or actions.  Without limiting the foregoing, SVU shall not be obligated to file any claim relating to the Obligations in the event that the Offeror or any Co-Investor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of SVU to so file shall not affect the Guarantor’s obligations hereunder.

(d)                                 Subject to Section 1(b) above, the liability of the Guarantor under this Guarantee is absolute, unconditional and irrevocable and continuing in accordance with the terms hereof irrespective of (i) any modification, amendment or waiver of or any consent to departure from the TOA or the Equity Commitment Letter or that may be agreed in writing by the Offeror or any of the Co-Investors, (ii) any change in the limited liability company existence, structure or ownership of the Offeror, AB Acquisition LLC (“Buyer”) or any of the TOA Equity Investors, or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding of the Offeror, Buyer or Guarantor or affecting any of the assets of any of the foregoing, (iii) any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Guaranteed Obligations, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the TOA or the documents entered into in connection therewith, in each case, made in accordance with the terms thereof, (iv) the existence of any claim, set-off or other right that the Guarantor may have at any time against the Offeror, Buyer or any TOA Equity Investor, whether in connection with the Guaranteed Obligations or otherwise, (v) any action or inaction on the part of SVU, including, without limitation, the absence of any attempt to assert any claim or demand against the Offeror or any of the TOA Equity Investors or to collect the Guaranteed Obligations from any of the foregoing, (vi) the

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adequacy of any other means the Guarantor may have of obtaining repayment of the Guaranteed Obligations, (vi) the value, genuineness, validity, regularity, illegality or enforceability of the Equity Commitment Letter, (vii) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the TOA (including any other Guarantor) or (viii) any other circumstances that might constitute a defense available to, or a discharge of, the Guarantor hereunder (other than payment and performance in full or termination of the Guarantee in accordance with its terms).

(e)                                  To the fullest extent permitted by law, the Guarantor hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by SVU.  The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligations and notice of or proof of reliance by SVU upon this Guarantee or acceptance of this Guarantee.  The Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Offeror, Buyer, the Co-Investors or the Guarantor, on the one hand, and SVU, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  When pursuing its rights and remedies hereunder against the Guarantor, SVU shall be under no obligation to pursue such rights and remedies it may have against the Offeror, Buyer, any of the Co-Investors or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by SVU to pursue such other rights or remedies or to collect any payments from the Offeror, Buyer, any of the Co-Investors or any such other Person or to realize upon or to exercise any such right of offset, and any release by SVU of any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of SVU.

(f)                                   In the event that any payment to SVU in respect of the Guaranteed Obligations is rescinded and/or returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made; provided, however, that in the event that any payment to SVU in respect of the Guaranteed Obligations is rescinded as a result of a claim brought by the Guarantor or any Person claiming by, through or under the Guarantor and not returned to the Guarantor or any such Person for any reason whatsoever, this Guarantee shall not continue to be effective or be reinstated with respect to any such payments made and subsequently so rescinded and/or returned.

(g)                                  The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of the Guaranteed Obligations and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Offeror, Buyer, any of the Co-Investors or any other Person interested in the transactions contemplated by the TOA, and all suretyship defenses generally.  Notwithstanding anything to the contrary herein, for the avoidance of doubt, the

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Guarantor retains any and all defenses that may be available pursuant to the TOA to the Offeror, Buyer, the Co-Investors or the Guarantor that the Guaranteed Obligations are not due pursuant to the TOA and/or have already been satisfied or performed.  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the TOA and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.  The Guarantor hereby covenants and agrees that it shall not institute any proceeding asserting or assert as a defense in any proceeding, and shall cause its respective Affiliates not to institute any proceeding asserting or assert as a defense in any proceeding, (i) a Prohibited Defense (as defined below) or (ii) that this Guarantee is illegal, invalid or unenforceable in accordance with its terms.

(h)                                 SVU, by its acceptance of the benefits hereof, acknowledges as follows:

(i)                                     It has no right of recovery in respect of a claim arising under the TOA (other than as a result of a breach of Section 10 of the Equity Commitment Letter) or in connection with any documents or instruments delivered in connection therewith (which, for the avoidance of doubt, shall exclude the SPA and the documents and instruments delivered in connection therewith, including this Guarantee, against any former, current or future officer, agent, affiliate or employee of the Guarantor, the Co-Investors or the Offeror (or any of their successors or permitted assignees), against any former, current or future general or limited partner, member or stockholder of the Guarantor, the Co-Investors or the Offeror (or any of their successors or permitted assignees), notwithstanding that the Guarantor, the Co-Investors or the Offeror is or may be a limited liability company or partnership, or any affiliate thereof or against any former, current or future director, officer, agent, employee, affiliate, general or limited partner, stockholder, manager or member of any of the foregoing (collectively, “Equity Investor Affiliates”; it being understood that the foregoing and the term Equity Investor Affiliates shall not include the Guarantor, the Co-Investors, the Buyer or the Offeror), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Offeror against the Equity Investor Affiliates, or otherwise, except for its rights against a TOA Equity Investor under the Equity Commitment Letter and against the Guarantor under this Guarantee and subject to the applicable limits contained therein and herein.

(ii)                                  Unless the Guarantor asserts a Prohibited Defense (as defined below), recourse against the TOA Equity Investors under the Equity Commitment Letter and against the Guarantor under this Guarantee (such recourse being subject to the applicable limits contained therein and herein) shall be the sole and exclusive remedy of SVU and its Affiliates against the Guarantor, the Offeror, any Co-Investor and any Equity Investor Affiliates in respect of any liabilities or obligations arising under, or in connection with, the TOA or the transactions contemplated thereby (for the avoidance of doubt, without prejudice to any remedies in respect of any liabilities or obligations arising under the SPA), including in the event the Offeror breaches any covenant, representation or warranty under the TOA or the Guarantor breaches a covenant, representation or warranty hereunder.  Unless the Guarantor asserts a Prohibited Defense (as defined below), SVU hereby covenants and agrees that it shall not institute, and shall cause its controlled affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the TOA or the transactions contemplated thereby (for the

4

avoidance of doubt, without prejudice to the ability to institute any proceeding or claim arising under, or in connection with, the SPA or the transactions contemplated thereby), against the Guarantor, the Offeror, any Co-Investor or any Equity Investor Affiliates except for claims against the TOA Equity Investors under the Equity Commitment Letter and against the Guarantor under this Guarantee.  Nothing set forth in this Guarantee shall affect or be construed to affect any liability of the Offeror to SVU or shall confer or give, or shall be construed to confer or give, to any Person other than SVU any rights or remedies against any Person other than the rights of SVU against the Guarantor as expressly set forth herein.  Notwithstanding anything in this Section 1(h) to the contrary, this Section 1(h) shall not limit SVU’s rights against the Offeror under the TOA.  For the avoidance of doubt, SVU shall not be entitled to recover more than payment in full in respect of any obligations owed under the Equity Commitment Letter, this Guarantee and the TOA.

(iii)                               SVU acknowledges that the Guarantor is agreeing to enter into this Guarantee in reliance on the provisions set forth in this Section 1(h).  This Section 1(h) shall survive the termination of this Guarantee.

(i)                                     Other than the obligations of each Co-Investor and the Offeror pursuant to that certain Investment and Interim Investors Agreement, dated as of the date hereof, by and among the TOA Equity Investors, the Offeror and the other signatories thereto (the “TOA Investor Agreement”), to fund such Co-Investor’s or the Offeror’s, as applicable, portion of any payments required to be made by Guarantor hereunder (which obligations under such TOA Investor Agreement shall in no way impair or otherwise adversely modify SVU’s rights under this Guarantee), the Guarantor hereby irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Offeror, any Co-Investor or any other Person liable with respect to the Guaranteed Obligations that arise from the existence, payment, performance or enforcement of the Guarantor’s obligation under or in respect of this Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of SVU against the Offeror, any Co-Investor or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Offeror, any Co-Investor or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations and any other amounts that may be payable under this Guarantee shall have been paid in full in cash.  If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and any other amounts that may be payable under this Guarantee, such amount shall be received and held in trust for the benefit of SVU, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to SVU, in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and any other amounts that may be payable under this Guarantee, in accordance with the terms of the TOA and herewith, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligations or other amounts payable under this Guarantee thereafter arising.

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2.                                      Claims.  If SVU desires to assert any claims under this letter agreement, it must make written demand upon the Guarantor.

3.                                      Representations and Warranties.  The Guarantor hereby represents and warrants to SVU as follows:

(a)                                 The Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

(b)                                 The execution and delivery of this letter agreement by the Guarantor and the performance by the Guarantor of its covenants and agreements hereunder has been duly and validly authorized by all requisite limited liability company action and no other limited liability company proceedings are necessary to authorize such execution, delivery and performance of this letter agreement.

(c)                                  Upon execution by each of the parties hereto, this letter agreement shall be in full force and effect and shall constitute a valid and binding agreement of the Guarantor, enforceable against the Guarantor in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally.

(d)                                 The execution and delivery of this letter agreement by the Guarantor and the performance by the Guarantor of its covenants and agreements hereunder do not and will not (i) violate its organizational and governing documents, (ii) violate any law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which it is a party, other than such items that, individually or in the aggregate, would not reasonably be expected to prevent or delay it from performing the Guaranteed Obligations.

(e)                                  As of the date hereof, and as of the Closing Date, the Guarantor has access and will have access to all funds necessary to pay and all of the Guaranteed Obligations hereunder.

4.                                      Effectiveness.  This letter agreement will be effective upon the acceptance by SVU of the terms and conditions of this letter agreement as evidenced by its execution hereof and the execution and delivery of the TOA, the Equity Commitment Letter and the TOA Investor Agreement by the applicable parties thereto.  Any claim against the Guarantor arising under this letter agreement shall be barred if not brought in a court of competent jurisdiction on or before the date that is 90 days following the earlier of the termination of the TOA and [date represented by the Outside Date to be inserted].

5.                                      Governing Law.  This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  In

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addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall only be brought and determined in any federal court of the Southern District of New York or any state court located in the Borough of Manhattan, City of New York, State of New York.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 5; (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

6.                                      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.

7.                                      Entire Agreement.  This letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, among the Guarantor and SVU, and any other person with respect to the matters contemplated by this letter agreement.  No transfer of any rights or obligations hereunder shall be permitted without the consent of the Guarantor, in the case of a transfer by SVU, and SVU, in the case of a transfer by the Guarantor.  Any transfer in violation of the preceding sentence shall be null and void.

8.                                      Specific Enforcement.  The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with its specific terms or were otherwise breached and further agree that SVU shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this letter agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction.

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The Guarantor further agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (x) SVU has an adequate remedy at law or (y) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity, except on the basis of any fraud by SVU, ((x) and (y) the “Prohibited Defenses”).

9.                                      No Waiver; Cumulative Rights.  No failure on the part of SVU to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by SVU of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to SVU or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by SVU at any time or from time to time.  SVU shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of SVU’s rights against, the Offeror or any other Person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the TOA prior to proceeding against the Guarantor hereunder.

10.                               Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to the Guarantor:

Cerberus Institutional Partners V, L.P.
c/o Cerberus Capital Management, L.P.
875 Third Avenue, 11th Floor
New York, NY 10022
Attention:                                         Lenard B. Tessler

Mark A. Neporent, Esq.

Lisa A. Gray, Esq.

Facsimile:                                         (212) 755-3009

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention:                                         Stuart D. Freedman, Esq.

Robert B. Loper, Esq.

John M. Pollack, Esq.

Facsimile:                                         (212) 593-5955

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If to SVU :

SUPERVALU, INC.
7075 Flying Cloud Drive
Eden Prairie, MN 55344
Attention:                                         [•]
Facsimile:              [•]

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:                                         David M. Silk, Esq.

Igor Kirman, Esq.

DongJu Song, Esq.
Facsimile:                                         (212) 403-2000

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

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9

Sincerely,

CERBERUS INSTITUTIONAL PARTNERS V, L.P.

By: CERBERUS INSTITUTIONAL ASSOCIATES II, L.L.C., its General Partner

By:
Name:
Title:

Agreed and accepted on this
January [•], 2013
SUPERVALU, INC.

By:
Name:
Title: